Exhibit 99.1

ADVA OPTICAL NETWORKING SE

- Classified as Confidential -

Report of Independent Auditors

To the board of directors of ADVA Optical Networking SE, Meiningen

Opinion

We have audited the accompanying consolidated financial statements of ADVA Optical Networking SE and its subsidiaries (the “Company”), which comprise the consolidated statements of financial position as of December 31, 2021 and 2020, and the related consolidated income statements, statements of comprehensive income, statements of changes in stockholders’ equity and cash flow statements for the years ended December 31, 2021, 2020 and 2019, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years ended December 31, 2021, 2020 and 2019 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern for at least, but not limited to, twelve months from the end of the reporting period, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

- Classified as Confidential -

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Munich, Germany

March 10, 2022

PricewaterhouseCoopers GmbH

Wirtschaftsprüfungsgesellschaft

/s/Jürgen Schumann /s/ppa. Sonja Knösch

Jürgen Schumann ppa. Sonja Knösch

Wirtschaftsprüferin (German Public Auditor) Wirtschaftsprüferin (German Public Auditor)

- Classified as Confidential -

ADVA OPTICAL NETWORKING SE

Consolidated statements of financial position

		December 31,	December 31,
(in thousands of EUR)	Note	2021	2020
ASSETS
Current Assets
Cash and cash equivalents	(9)	108,987	64,881
Trade accounts receivable	(10)	82,972	83,880
Contract assets	(12)	180	442
Inventories	(11)	129,205	90,124
Tax assets	(27)	331	390
Other current assets	(13)	13,978	7,858
Total Current Assets		335,653	247,575
Non-current Assets
Right-of-use assets	(14)	22,491	25,386
Property, plant and equipment	(14)	33,326	31,235
Goodwill	(14)	71,595	67,036
Capitalized development projects	(14)	97,786	98,607
Intangible assets acquired in business combinations	(14)	11,982	15,004
Other purchased and internally generated intangible assets	(14)	8,540	5,302
Deferred tax asset	(27)	15,339	7,233
Other non-current assets	(13)	4,812	2,594
Total Non-current Assets		265,871	252,397
Total Assets		601,524	499,972
EQUITY AND LIABILITIES
Current Liabilities
Current lease liabilities	(15)	6,001	5,807
Current liabilities to banks	(16)	25,289	15,492
Trade accounts payable	(17)	83,223	44,151
Current provisions	(19)	15,444	14,407
Tax liabilities	(27)	5,769	1,808
Current contract liabilities and advance payments	(20)	18,810	16,377
Refund liabilities	(20)	931	633
Other current liabilities	(17)	40,065	31,963
Total Current Liabilities		195,532	130,638
Non-current Liabilities
Non-current lease liabilities	(15)	19,013	21,998
Non-current liabilities to bank	(16)	22,518	47,129
Provisions for pensions and similar employee benefits	(18)	7,401	8,545
Other non-current provisions	(19)	2,440	1,593
Deferred tax liabilities	(27)	2,151	13,522
Non-current contract liabilities	(20)	9,325	10,551
Other non-current liabilities	(17)	3,232	2,813
Total Non-current Liabilities		66,080	106,151
Total Liabilities		261,612	236,789
Stockholders' equity entitled to the owners of the parent company	(21)
Share capital		51,446	50,497
Capital reserve		327,777	320,680
Accumulated deficit		(94,334)	(114,648)
Net income		59,218	20,314
Accumulated other comprehensive income		(4,195)	(13,660)
Total stockholders' equity		339,912	263,183
		601,524	499,972

The notes are an integral part of these consolidated financial statements.

- Classified as Confidential -

ADVA OPTICAL NETWORKING SE

Consolidated income statements

(in thousands of EUR, except earnings per share and number of shares)	Note	2021	2020	2019
Revenues	(22)	603,317	564,958	556,821
Cost of goods sold		(384,759)	(368,416)	(365,908)
Gross profit		218,558	196,542	190,913
Selling and marketing expenses		(62,943)	(60,803)	(72,828)
Thereof net impairment results on financial assets	(10)	205	(1,192)	(1,131)
General and administrative expenses		(38,811)	(35,897)	(35,126)
Research and development expenses		(76,723)	(74,997)	(75,186)
Other operating income	(24)	5,912	3,800	4,764
Other operating expenses	(24)	(698)	(1,172)	(534)
Operating income		45,295	27,473	12,003
Interest income	(25)	100	110	372
Interest expenses	(25)	(1,835)	(2,717)	(2,676)
Foreign currency exchange gains	(26)	12,260	10,779	8,217
Foreign currency exchange losses	(26)	(9,584)	(10,826)	(7,613)
Other financial gains	(26)	—	—	—
Other financial losses	(26)	—	—	(1,374)
Income before tax		46,236	24,819	8,929
Income tax benefit (expense), net	(27)	12,982	(4,505)	(1,884)
Net income entitled to the owners of the parent company		59,218	20,314	7,045
Earnings per share in EUR	(31)
basic		1.17	0.40	0.14
diluted		1.15	0.40	0.14
Weighted average number of shares for calculation of earnings per share
basic		50,819,042	50,278,336	50,031,396
diluted		51,692,779	50,556,185	50,520,571

The notes are an integral part of these consolidated financial statements.

- Classified as Confidential -

ADVA OPTICAL NETWORKING SE

Consolidated statements of comprehensive income

(in thousands of EUR)	Note	2021	2020	2019
Net income entitled to the owners of the parent company		59,218	20,314	7,045
Items that may be reclassified to profit or loss in future periods
Exchange differences on translation of foreign operations		7,918	(14,922)	4,483
Items that will not get reclassified to profit or loss in future periods
Remeasurement of defined benefit plans	(18)	1,547	(428)	(3,124)
Comprehensive income entitled to the owners of the parent company	(21)	68,683	4,964	8,404

Items in the statement above are disclosed net of tax. The income tax relating to each component of other comprehensive income is disclosed in note (21).

The notes are an integral part of these consolidated financial statements.

- Classified as Confidential -

ADVA OPTICAL NETWORKING SE

Consolidated cash flow statements

(in thousands of EUR)	Note	2021	2020	2019
Cash flow from operating activities
Income before tax		46,236	24,819	8,929
Adjustments to reconcile income before tax to net cash provided by operating activities
Non-cash adjustments
Amortization of non-current assets	(14)	70,407	65,061	62,191
Loss from disposal of property, plant and equipment and intangible assets	(14)	304	351	1,223
Stock compensation expenses	(39)	1,627	1,189	1,490
Other non-cash income and expenses		584	517	923
Foreign currency exchange differences		(505)	(4,843)	(2,665)
Changes in asset and liabilities
Decrease (increase) in trade accounts receivable		1,170	12,525	1,409
Decrease (increase) in inventories		(39,081)	15,231	(19,621)
Decrease (increase) in other assets		(8,343)	3,851	(2,502)
Increase (decrease) in trade accounts payable		39,072	(29,247)	10,203
Increase (decrease) in provisions		1,887	91	1,423
Increase (decrease) in other liabilities		11,806	9,697	5,485
Income tax paid and refunded		(1,911)	(2,099)	(1,684)
Net cash provided by operating activities		123,253	97,143	66,804
Cash flow from investing activities
Investments in property plant and equipment	(14)	(15,899)	(13,648)	(16,888)
Investments in intangible assets	(14)	(48,377)	(44,740)	(43,584)
Interest received		5	34	169
Net cash used in investing activities		(64,271)	(58,354)	(60,303)
Cash flow from financing activities
Proceeds from capital increase and exercise of stock options	(21)	6,608	1,273	1,257
Repayment of lease liabilities		(4,627)	(6,986)	(4,401)
Proceeds from liabilities to banks	(16)	—	—	10,000
Cash repayment of liabilities to bank	(16)	(15,000)	(18,500)	(18,500)
Interest paid		(1,780)	(2,553)	(2,801)
Net cash used in financing activities		(14,799)	(26,766)	(14,445)
Net effect of foreign currency translation on cash and cash equivalents		(77)	(1,405)	(445)
Net change in cash and cash equivalents		44,106	10,618	(8,389)
Cash and cash equivalents on January 1		64,881	54,263	62,652
Cash and cash equivalents on December 31		108,987	64,881	54,263

The notes are an integral part of these consolidated financial statements.

Details on the preparation of the consolidated cash flow statement are included in note (30).

- Classified as Confidential -

ADVA OPTICAL NETWORKING SE

Consolidated statements of changes in stockholders’ equity

	Share Capital
(in thousands of EUR, except number of shares)	Number of shares	Par value	Capital reserve	Net income (loss and accumulated deficit	Accumulated other comprehensive income (loss)	Total stockholders' equity entitled to the owners of the parent company
Balance on January 1, 2019	49,930,955	49,931	316,072	(121,693)	331	244,641
Capital increase, including exercise of stock options	251,011	251	1,006	-	-	1,257
Stock options outstanding	-	-	1,490	-	-	1,490
Net income	-	-	-	7,045	-	7,045
Exchange differences on translation of foreign operations	-	-	-	-	4,483	4,483
Remeasurement of defined plans	-	-	-	-	(3,124)	(3,124)
Comprehensive income	-	-	-	7,045	1,359	8,404
Balance on December 31, 2019	50,181,966	50,182	318,568	(114,648)	1,690	255,792

Balance on January 1, 2020	50,181,966	50,182	318,568	(114,648)	1,690	255,792
Capital increase, including exercise of stock options	314,726	315	958	-	-	1,273
Stock options outstanding	-	-	1,154	-	-	1,154
Net income	-	-	-	20,314	-	20,314
Exchange differences on translation of foreign operations	-	-	-	-	(14,922)	(14,922)
Remeasurement of defined plans	-	-	-	-	(428)	(428)
Comprehensive income	-	-	-	20,314	(15,350)	4,964
Balance on December 31, 2020	50,496,692	50,497	320,680	(94,334)	(13,660)	263,183

Balance on January 1, 2021	50,496,692	50,497	320,680	(94,334)	(13,660)	263,218
Capital increase, including exercise of stock options	949,200	949	5,659	-	-	6,608
Stock options outstanding	-	-	1,438	-	-	1,403
Net income	-	-	-	59,218	-	59,218
Exchange differences on translation of foreign operations	-	-	-	-	7,918	7,918
Remeasurement of defined plans	-	-	-	-	1,547	1,547
Comprehensive income	-	-	-	59,218	9,465	68,683
Balance on December 31, 2021	51,445,892	51,446	327,777	(35,116)	(4,195)	339,912

Details on changes in stockholders’ equity are presented in note (21).

The notes are an integral part of these consolidated financial statements.

- Classified as Confidential -

Notes to the consolidated financial statements

General information

(1) Information about the company and the group

ADVA Optical Networking SE (hereinafter also referred to as the “company” or “ADVA SE”) is a Societas Europaea domiciled in Meiningen, Germany, with its registered office at Märzenquelle 1–3, 98617 Meiningen, and is registered as HRB 508155 at the commercial register in Jena. The management board authorized the consolidated financial statements for the year ended December 31, 2021, with prior year comparable numbers as well as a three-year comparison of the consolidated income statement and the consolidated cash flow statement as well as the consolidated statement of changes in stockholders’ equity for the periods 2019, 2020 and 2021, on March 10, 2022.

The ADVA Optical Networking group (hereinafter also referred to as “ADVA Optical Networking”, “the group” or “ADVA”) develops, manufactures and sells optical and Ethernet-based networking solutions to telecommunications carriers and enterprises to deliver data, storage, voice and video services.

Telecommunications service providers, private companies, universities and government agencies worldwide use the group’s systems. ADVA sells its product portfolio both directly and through an international network of distribution partners.

Significant accounting policies

(2) Basic principles for the preparation of the consolidated annual financial statements

The group's consolidated annual financial statements have been prepared to meet reporting requirements in case of a successful business combination. They include a consolidated statement of financial position for the financial year ended December 31, 2021, with prior year comparable numbers as well as a three-year comparison of the consolidated income statement and the consolidated cash flow statement as well as the consolidated statement of changes in stockholders’ equity for the periods 2019, 2020 and 2021. The consolidated financial statements are prepared in accordance with the International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and related interpretations of IFRS Interpretations Committee (IFRIC). The consolidated financial statements have been prepared on a historical cost basis, except for the fair value measurement through profit or loss of certain financial instruments and share-based payments.

The financial year correlates with the calendar year. The consolidated annual financial statements are presented in euro. Unless otherwise stated, all amounts quoted are in thousands of euros. The balance sheet is separated into current and non-current assets and liabilities. The classification of income and expenses in the income statement is based on their function within the entity. When items on the balance sheet and in the income statement are summarized in the interest of clarity, this is explained in the notes to the consolidated financial statements.

The annual financial statements of the individual subsidiaries of the holding company ADVA Optical Networking SE, as subsumed in the consolidated annual financial statements, are all prepared using the same accounting and valuation policies and the same balance sheet date.

(3) Effects of new standards and interpretations

The accounting policies followed are consistent with these of the prior financial year, except for the adoption of new and amended IFRSs and interpretations (IFRICs) during the year.

Standards, amendments and interpretations applicable for the first time in 2021

In 2021, following standards and interpretations have been adopted for the first time.

- Classified as Confidential -

Standard	Topic	First-time adoption*	IASB effective date	Expected impact on the financial position and performance
Amendments to IFRS 9, IAS 39, IFRS 7 and IFRS 16	Reform of interest rate benchmarks (IBOR reform – phase 2)	Jan. 1, 2021	Jan. 1, 2021	no material impact
Amendments to IFRS 16	Accounting for rent concessions related to the Covid-19 pandemic.	Apr. 1, 2021	Jun. 1, 2021	no material impact

* To be applied in the first reporting period of a financial year beginning on or after this date.

The reform of the interest rate benchmarks has an impact on hedge accounting in particular. ADVA does not apply the hedge accounting rules according to IFRS 9 and is therefore not affected by the new regulations. In addition, the amendment affects the determination of contractual cash flows of financial assets and liabilities to the extent they are affected by the replacement of the previous reference interest rate. The relevant changes are accounted for in a simplified manner by updating the effective interest rate without any immediate impact on the income statement.

New accounting requirements not yet applicable for first-time adoption in 2021

The IASB and the IFRIC have issued further Standards and Interpretations in 2021 and previous years that were not applicable for the financial year 2021.

Standard	Topic	First-time adoption*	IASB effective date	Expected impact on the financial position and performance
Amendments to IAS 16	Property, plant and equipment - revenue before intended use	Jan. 1, 2022	Jan. 1, 2022	under review
Amendments to IAS 37	Onerous contracts - costs of contract performance	Jan. 1, 2022	Jan. 1, 2022	under review
Amendments to IFRS 3	Reference to the IFRS framework	Jan. 1, 2022	Jan. 1, 2022	under review
Yearly improvements 2018 - 2020	IFRS 1, IFRS 9, IFRS 16 and IAS 41	Jan. 1, 2022	Jan. 1, 2022	under review
IFRS 17	Insurance contracts	Jan. 1, 2023	Jan. 1, 2023	none
Amendments to IAS 1	Classification of liabilities as current or non-current	Jan. 1, 2023	Jan. 1, 2023	under review

* To be applied in the first reporting period of a financial year beginning on or after this date.

(4) Recognition and measurement

Inventories

Inventories are valued at the lower of cost or net realizable value. The cost of purchase is determined by the average method. Production costs include direct unit costs, an appropriate portion of necessary manufacturing overheads and production-related depreciation that can be directly assigned to the production process. Administrative and social insurance charges that can be assigned to production are also considered. Financing charges are not classified as part of the at-cost base. The net realizable value is the estimated selling price that could be realized on the closing date in the context of ordinary business activity, less estimated costs of completion and costs necessary to make the sale.

Inventory depreciation covers risks relating to slow-moving items or technical obsolescence based on applicable net realizable value test. Where the reasons for previous write-downs no longer apply, these write-downs are reversed.

Property, plant and equipment

Property, plant and equipment is stated at historic cost less accumulated depreciation and accumulated impairment losses, if any. The present value of the expected cost for the decommissioning of the asset after its use is included in the cost of the respective asset if the recognition criteria for a provision are met.

Subsequent costs are included in the asset’s carrying amount or recognized as separate asset only when it is probable that future economic benefits associated with this item will flow to the group and the cost can be measured reliably. All other repairs and maintenance costs are charged to the income statement during the financial period in which they are incurred.

- Classified as Confidential -

Depreciation on property, plant and equipment is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

•
Buildings: 20 to 25 years
•
Technical equipment and machinery: 3 to 4 years
•
Factory and office equipment: 3 to 10 years

No regular depreciation applies for land.

Leasehold improvements are capitalized and depreciated over the expected useful life on a straight-line basis.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the income statement when the asset is derecognized.

The assets’ residual values, useful economic lives and methods of depreciation are reviewed at each financial year-end and adjusted prospectively, if appropriate.

Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value on the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. Internally generated intangible assets, excluding capitalized development costs, are not capitalized, and expenditure is reflected in profit or loss in the year in which the expenditure is incurred.

The useful economic lives of intangible assets are assessed to be either finite or indefinite.

Intangible assets with finite lives are amortized on a straight-line basis over the expected useful lives of the assets as follows:

•
Capitalized development projects: 3 to 5 years
•
Intangible assets acquired in business combinations: 3 to 9 years
•
Other purchased and internally genera- ted intangible assets: 3 to 6 years

Intangible assets with finite useful economic lives are assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life is reviewed at each financial year-end. The amortization expense on intangible assets with finite lives is recognized in profit or loss in the expense category consistent with the function of the intangible asset.

Intangible assets with an indefinite useful life are not amortized. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. The useful life of an intangible asset with an indefinite life is reviewed at least annually to determine whether the indefinite life assessment continues to be applicable. If not, the change in the useful life assessment from indefinite to finite is made on a prospective basis. Apart from goodwill and development projects in progress all intangible assets are amortized over their useful lives.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between their disposal proceeds and the carrying amount of the asset, and they are recognized in the income statement when the asset is derecognized.

- Classified as Confidential -

Goodwill

An indefinite useful life is assumed for goodwill acquired in the context of business combinations. Impairment reviews are performed at the cash generating unit level on the balance sheet date or when there is an indication that the goodwill may be impaired in accordance with IAS 36. Impairment losses on goodwill recognized in prior periods are not reversed. See note (14).

Intangible assets acquired in business combinations

Intangible assets acquired in business combinations have a finite useful life. They are recognized at fair value at the acquisition date and amortized on a straight-line basis over estimated useful economic lives of five to nine years. They are tested for impairment if an indication exists that the recoverable amount of the asset may have decreased.

The breakdown of intangible assets into individual items is included in note (14).

Capitalized development projects

Development expenses for new products are capitalized as development projects if

•
they can be unambiguously assigned to these products,
•
the products under development are technically feasible and can be marketed,
•
there is reasonable certainty that the development activity will result in future cash inflows,
•
ADVA intends and is able to complete and use the development project and
•
there is the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset.

Capitalized development projects include all costs that can be directly assigned to the development process. Financing charges are capitalized if the development project represents a qualifying asset in the sense of IAS 23.

After initial recognition of a development project as an asset, measurement is at historical cost, less accumulated amortization and impairment. The straight-line method of amortization is used from the start of production through the estimated selling periods for the products developed (generally between three and five years). Ongoing development projects are tested for impairment on level of the smallest cash generating unit on the balance sheet date or when there is an indication of potential impairment. Completed development projects are tested for impairment if there is an indication of potential impairment. Impairment losses are recognized if appropriate.

Research costs are expensed as incurred according to IAS 38.

Impairment of non-financial assets

Intangible assets with indefinite useful economic lives are tested for impairment annually and whenever there is an indication for potential impairment, either individually or at the cash generating unit level. Intangible assets with finite and useful economic lives are tested for impairment whenever there is an indication for potential impairment. Intangible assets are tested either individually or at the cash generating unit level.

If there is any indication that an asset may be impaired, the recoverable amount is estimated for the individual asset. If it is not possible to estimate the recoverable amount of the individual asset, the recoverable amount of the cash-generating unit to which the asset belongs is determined.

An impairment loss is only recognized if the carrying amount of the asset or respective cash generating unit exceeds its recoverable amount. The recoverable amount is the higher of the fair value less costs of disposal and value in use of the respective asset or cash generating unit. Prior impairments of non-financial assets (other than goodwill) are reviewed for possible reversal at each reporting date.

Government grants

ADVA recognizes government grants for fixed assets as well as for grants related to research projects.

Government grants are recognized where there is reasonable assurance that the grant will be received, and all attached conditions will be met. When the grant relates to an expense item, it is recognized as income over the period necessary to match the grant on a

- Classified as Confidential -

systematic basis to the costs that it is intended to compensate. Where the grant relates to fixed assets, it is recognized as a reduction of purchase costs and released as a reduction of depreciation expense over the expected useful life of the related asset.

Grants related to research projects are recognized as other assets if the grant is approved and certified but the payment still outstanding. A respective liability is recorded in the amount of the grant which has been approved at initial recognition and is released through the income statement when the defined research tasks have been completed.

Borrowing Costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period to get ready for its intended use or sale (qualifying asset) are capitalized as part of the cost of the respective assets. If borrowing costs cannot be directly attributed to the acquisition, construction or production of an asset, an assessment is made on whether general borrowing costs should be recognized that would have been avoided if the asset was not acquired, constructed or produced. All other borrowing costs are expensed in the period they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

Leasing

The group leases various properties and cars. Rental contracts are typically made for fixed periods of 3 to 5 years but may have extension options as described below. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. The lease agreements do not impose any covenants, but leased assets may not be used as security for borrowing purposes.

Leases are recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use by the group. Each lease payment is allocated between the liability and finance cost. The finance cost is charged to profit or loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The right-of-use asset is depreciated over the shorter of the assetʼs useful life and the lease term on a straight-line basis. If a purchase option is considered reasonably certain, the amortization period corresponds to the useful life.

Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments:

•
fixed payments (including in-substance fixed payments), less any lease incentives receivable
•
variable lease payment that are based on an index or a rate
•
amounts expected to be payable by the lessee under residual value guarantees
•
the exercise price of a purchase option if the lessee is reasonably certain to exercise that option, and
•
payments of penalties for early termination of the lease if the exercise of a termination option is considered reasonably certain.

The lease payments are discounted using the interest rate implicit in the lease, if that rate can be determined, or the group’s incremental borrowing rate.

Right-of-use assets are measured at cost comprising the following:

•
the amount of the initial measurement of lease liability
•
any lease payments made at or before the commencement date less any lease incentives received
•
any initial direct costs, and
•
restoration costs.

Payments associated with short-term leases and leases of low-value assets are recognized on a straight-line basis as an expense in profit or loss. Short-term leases are leases with a lease term of 12 months or less. Low-value assets comprise IT-equipment and small items of office furniture.

Extension and termination options are included in a number of property and equipment leases across the group. These terms are used to maximize operational flexibility in terms of managing contracts. The majority of extension and termination options held are exercisable only by the group and not by the respective lessor.

- Classified as Confidential -

To optimize lease costs during the contract period, the group sometimes provides residual value guarantees in relation to car leases. The group initially estimates and recognizes amounts expected to be payable under residual value guarantees as part of the lease liability. The amounts are reviewed, and adjusted if appropriate, at the end of each reporting period.

Post-employment benefits

ADVA maintains defined benefit plans in three countries based on the pensionable compensation of its employees and their length of service. Some of these pension plans are financed through external pension funds. Provisions for pensions are actuarially measured using the projected unit credit method for defined benefit pension plans, considering not only the pension obligations and vested pension rights known at the reporting date, but also expected future salary and benefit increases. The interest rate used to determine the present value of the obligations is generally set based on the yields on high-quality corporate bonds or government bonds in the respective currency area. The return on existing plan assets and expenses for interest added to obligations are reported in finance costs. Service cost is classified as operating expenses. Past service cost not recognized due to a change in the pension plan shall immediately be recognized in the period in which the change took effect. Gains and losses arising from adjustments and changes in actuarial assumptions are recognized immediately and in full in the period in which they occur within other comprehensive income. Further details on recognition and measurement of employee benefits are included in note (18).

In addition, ADVA grants defined contribution plans to employees of some group entities in accordance with statutory or contractual requirements. The payments are made to state or private pension insurance funds. Under defined contribution plans, the employer does not assume any other obligations beyond the payment of contributions to an external fund. The amount of the future pension payments will exclusively depend on the contribution made by the employer (and their employees, if applicable) to the external fund, including income from the investment of such contributions. The amounts payable are expensed when the obligation to pay the amounts is established and classified as operating expenses.

Share-based compensation transactions

Employees (including senior executives) of ADVA receive remuneration in the form of share-based compensation transactions, whereby employees render services as consideration for equity instruments (equity-settled transactions) or they are granted stock appreciation rights, which are settled in cash (cash-settled transactions). Share-based compensation transactions are reported and valued in accordance with IFRS 2.

Equity-settled transactions

The cost of equity-settled transactions with employees is measured by reference to the fair value on the grant date. The fair value is determined by an external expert using an appropriate pricing model. See note (39) for further details.

The cost of equity-settled transactions is recognized, together with the corresponding increase in equity, straight-line over the period in which the relevant employees become fully entitled to the award (vesting date). Vesting period ends with the first exercise possibility. From that day, the employee is entitled to benefit. No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon market condition, which are treated as vesting irrespective of whether or not market condition is satisfied if all other performance conditions are satisfied.

Where the terms of an equity-settled transaction award are modified, the minimum expense recognized is the expense as if the terms had not been modified if the original terms of the award are met. An additional expense is recognized for any modification that increases the total fair value of the share-based compensation transaction or is otherwise beneficial to the employee as measured on the date of modification.

Where an equity-settled award is cancelled, it is treated as if it vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the cancelled award and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph. All cancellations of equity-settled transactions are treated equally.

The dilutive effect of outstanding options is reflected in the computation of earnings per share. See note (31).

Cash-Settled transactions

- Classified as Confidential -

The cost of cash-settled transactions is measured initially at fair value on the grant date. The fair value is expensed straight-line over the vesting period with recognition of a corresponding provision. The provision is re-measured on each balance sheet date up to and including the settlement date, with changes in the fair value recognized in profit or loss.

Provisions

Provisions are recognized when the group has a present obligation (legal or constructive) as a result of a past event, when it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The amount recognized as a provision represents the best estimate of the expenditure required to settle the present obligation.

If the group expects at least a partial reimbursement for an item for which a provision has been recognized, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense related to any provision is presented in profit or loss, net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision over time is recognized in other financial gains and losses, net.

Share capital

Common stock is disclosed in stockholder’s equity.

Incremental costs directly attributable to the issuance of new ordinary shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Where any group company purchases the company’s equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs, is deducted from equity until the shares are cancelled or reissued. Where such shares are subsequently reissued, any consideration received, net of any directly attributable incremental transaction costs, is included in equity.

Financial instruments

Financial instruments are contracts that give rise to a financial asset in one entity and a financial liability or equity instrument in another entity. ADVA recognizes financial assets and financial liabilities in the balance sheet when a company in the group becomes a contractual party to the financial instrument.

All customary purchases and sales of financial assets are recognized on the trading date, i.e. the date on which ADVA enters into the obligation to purchase the asset.

Financial assets and financial liabilities are generally reported at gross value. Netting only applies if the offsetting of the amounts is legally enforceable and it is intended to actually offset them. In general, ADVA does not intend to offset any amounts.

Financial assets

ADVAʼs financial assets include, in addition to trade receivables, cash and cash equivalents, other receivables, other investments and derivative financial instruments.

Classification

Financial assets are initially allocated to one of the following measurement categories in accordance with IFRS 9:

1.
measured at amortized cost
2.
measured at fair value through profit or loss
3.
measured at fair value through other comprehensive income (debt instruments)
4.
measured at fair value through other comprehensive income (equity instruments)

Financial assets that are debt instruments according to IAS 32 are classified based on the business model for managing the financial assets and the contractually agreed cash flows. Debt instruments are classified as amortized cost if the business model “hold to collect” applies and contractual cash flows solely consist of principal and interest on the outstanding redemption. If the business model is based on the collection of contractual cash flows as well as on the sale of the instruments and the cash flows only consist of principal and interest, the financial assets are classified at fair value through other comprehensive income (FVOCI). Financial assets held for sale

- Classified as Confidential -

and derivative financial instruments that are not designated as hedges, and financial assets that do not consist solely of payments of principal and interest are classified as at fair value through profit or loss (FVTPL).

Debt instruments are reclassified if the business model for managing those assets changes.

Financial assets with embedded derivatives are considered at their entirety when determining whether their cash flows are solely repayment of the principal and interest.

For investments in equity instruments that are not held for trading, an irrevocable option to account for the equity investments at fair value through comprehensive income (FVOCI) at the time of initial recognition is available. ADVA has not made use of this option.

ADVA classifies receivables that are not subject to factoring, cash and cash equivalents, and rent deposits as financial assets, which are carried at amortized cost. Trade receivables for which a factoring agreement is in place are classified as financial assets at fair value through profit or loss.

The group has not made use of the option to classify financial assets at fair value through profit or loss upon initial recognition.

Initial measurement

At initial recognition, the group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transactions costs that are directly attributable to the acquisition of the financial asset except for trade receivables that are initially measured at its transaction price in accordance to IFRS 15. Transaction costs of financial assets carried at fair value through profit or loss are expensed immediately.

Subsequent measurement

The subsequent measurement of ADVAʼs financial assets is based on their classification:

1.
at amortized cost: Interest income from these financial assets is reported in the financial income using the effective interest method. Gains and losses on derecognition as well as impairment gains and losses are recorded in the income statement and reported under other operating income and expenses,
2.
at fair value through profit or loss: Gains or losses on debt instruments, which are subsequently measured at fair value through profit or loss, are included in the income statement as other operating income or expenses in the period in which they arise. Gains and losses on derivatives are recognized in other financial income in the income statement.

The group subsequently measures all equity instruments at fair value. Changes in fair value are recognized in other gains (losses) in the income statement as applicable.

Impairment

The group assesses expected future credit losses associated with its debt instruments measured at amortized cost based on future expectations. A respective risk provision or, in case of an actual loss that already occurred, an impairment loss is recognized.

Financial assets are in default or credit impaired if there is an objective evidence of impairment. This applies in case of bankruptcy, knowledge of impending insolvency proceedings or if financial assets are overdue more than one year.

Financial assets are considered to be impacted by credit worthiness and are written off if there is no reasonable expectation recovering the financial asset. This could be, inter alia, if debtor payments are delayed more than two years or if the debtor fails to commit to a repayment plan.

General approach

Generally, financial assets are considered as having a low default risk at initial recognition resulting in a 12-month expected credit loss provision. In case of a significant increase in credit risk, the lifetime expected credit losses are recognized. Amongst others debtor’s payment delays of more than 30 days or the decrease of the rating are considered an indicator for increase in default risk.

ADVA assesses expected credit losses using the general approach for cash and cash equivalents and material other financial assets, except for trade receivables. Further details are described in note (34) on financial risk management.

Simplified approach

For trade receivables and contract assets with no significant financing component the group applies the simplified approach, which requires lifetime expected credit losses to be recognized from initial recognition of the receivables.

- Classified as Confidential -

In order to measure expected credit losses, trade receivables are summarized on the basis of common credit risk characteristics considering the region of business and overdue days. The expected credit losses are based on customersʼ historical payment behavior for a period of three years as well as on historical defaults. These are reviewed once a year and adjusted to take current and future information on macroeconomic elements (e.g. geopolitical events, currency fluctuations, inflation, trade wars, state subsidies) into account, that have an influence on customers’ ability to meet their financial obligations.

Contract assets relate to work in progress that has not been invoiced and bears essentially the same risk characteristics as trade receivables. The group has therefore concluded that the expected loss rates for trade receivables are a reasonable approximation of the loss ratios for contract assets.

Derecognition

ADVA derecognizes financial assets (or parts of their financial assets where applicable) when the rights to receive cash flows from the financial asset have expired or have been transferred and the group substantially transferred all opportunities and risks associated with the ownership.

In the case of sales of trade receivables the requirements for a receivable transfer according to IFRS 9.3.2.4 (a) are met. Receivables are derecognized if substantially all risks and rewards are transferred. If the receivables are transferred in accordance to IFRS 9.3.2.4 (a) and the review of IFRS 9.3.2.6 shows that neither substantially all risks and rewards have been transferred nor retained, ADVA recognizes the remaining continuing involvement in accordance with IFRS 9.3.2.16. ADVA continues to manage the receivables sold (servicing). ADVA retains control of disposal over the receivables sold.

Financial liabilities

The financial liabilities of ADVA include trade payables and other liabilities, bank overdrafts, loans and derivative financial instruments. The accounting treatment of lease liabilities is dealt with separately as presented in the section “Leasing”.

Classification

Financial liabilities are initially assigned to one of the following valuation categories in accordance with IFRS 9:

1.
measured at amortized cost
2.
measured at fair value through profit or loss.

The group has not used the option to designate financial liabilities as “at fair value through profit or loss” on initial recognition of financial liabilities.

Initial measurement

At initial recognition, the group measures a financial liability at its fair value less, in the case of a financial liability not at fair value through profit or loss, transactions costs that are directly attributable to the acquisition of the financial liability.

Subsequent measurement

The measurement of financial liabilities of ADVA depends on their classification as follows:

1.
Financial liabilities at fair value through profit or loss: This category includes derivative financial instruments that are not designated as hedging instruments in accordance with IFRS 9 hedge accounting rules. Gains and losses are recognized in financial income in the income statement.
2.
Financial liabilities measured at amortized cost: This category includes trade payables and interest-bearing loans. After initial recognition, these are measured at amortized cost using the effective interest method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as in case of amortization using the effective interest method. Amortization according to the effective interest method is included in interest expenses in the profit and loss account.

Derecognition

A financial liability is derecognized when the obligation under the liability is settled, cancelled or expired. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, this exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability. In case of minor changes in conditions a change in the present value will be considered in profit or loss.

Derivative financial instruments and hedging activities

- Classified as Confidential -

The group entered into forward rate agreements to hedge foreign currency exposure of expected future cash flows in foreign currency.

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured to their fair value at the end of each reporting period. The accounting for subsequent changes in the fair value depend on whether the derivative is designated as a hedging instrument.

The group did not apply hedge accounting rules according to IFRS 9 during the years ended December 31, 2021, 2020 and 2019. Thus, changes in fair value of the derivatives are recognized in profit or loss immediately.

Contracts with customers

Revenue recognition

Revenue is recognized when a performance obligation is satisfied, i.e. when control of the goods or services is transferred to the customer. Control is passed either at a point in time or over time.

When hardware is sold control is transferred at a point in time depending on the delivery terms. Software licenses are either sold together with the hardware or sold separately. Control in case of software is transferred when the customer is able to use the software. In the case of software sold separately, revenue is recognized at the point of time.

In case of service level agreements or maintenance contracts as well as period-related software licenses revenue is recognized over a period of time provided that further services are to be rendered during the term of the contract. The customer receives and uses all services at the same time as they are provided by the company.

Bill-and-hold arrangements or consignment stores are recognized when the performance obligation to transfer a product are met and the customer obtains control.

Transaction price

In general, the transaction price is the price from the order further considering the specific arrangements of the underlying contract. For contracts that contain multiple performance obligations, the transaction price is allocated to the individual performance obligations based on the relative individual selling price. A consideration to be paid to a customer is recorded as a reduction in the transaction price, hence reducing revenues, unless the payment relates to a specific delivery of goods by the customer or service provided by the customer.

The transaction price from a contract may contain fixed and/or variable components.

With regard to financial components, the practical remedy of not considering the effects of a financing component is applied if the maximum duration of the period between transfer of goods or services and payment by the customer does not exceed one year.

The group does not adjust any of the transaction prices for the time value of money.

Contract assets and liabilities

A contract asset is recognized when ADVA has transferred the goods or services. The contract asset is recognized as a receivable if an unconditional payment entitlement of the company exists.

A contract liability is recognized if the company receives the consideration before it has delivered the goods or services. This applies in particular to advance payments for service level agreements and maintenance contracts.

Contract assets and liabilities related to one contract are netted and shown as either contract assets or contract liability.

In addition, certain customers have the benefit of customer loyalty programs which result in the recognition of a contract liability and reduction of revenues based on the relative individual selling price.

Volume rebates can be identified as incentive programs where the company makes a payment to the customer once a specified sales volume has been achieved with the customer. Volume rebates are not related to separate performance obligations but are considered as a variable component of the transaction price.

Customer rights of return are considered in the transaction price based on past experience.

The company has made use of the option to recognize all costs in relation to conclude and extend a contract which would be amortized over a period of maximum one year upon activation, directly in profit and loss. This concerns all such costs.

- Classified as Confidential -

Warranties

Exclusively all warranties are so-called “assurance type” warranties and therefore do not form separate performance obligations. For these essentially legal warranties, accruals according to IAS 37 are considered.

Cost of goods sold

The cost of goods sold comprises the costs incurred in the production and rendering of services. This item subsumes both the direct cost of materials and production directly assignable to a product and indirect (overhead) costs, including the depreciation of production equipment, amortization of production related intangible assets and write-downs on inventories. The cost of goods sold also includes appropriation to the warranty provision and amortization of purchased technologies. Income from the reversal of write-downs on inventories reduces the cost of goods sold.

Interest income and expenses

For all financial instruments measured at amortized cost, interest income or expenses are recorded using the effective interest rate, which is the rate that exactly discounts the estimated future cash payments or receipts through the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial asset or liability.

Taxes

Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are these that are enacted or substantively enacted on the respective balance sheet date.

Deferred income tax

Deferred tax is provided using the liability method on temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognized for all taxable temporary differences, except:

•
where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and
•
in respect to taxable temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the near future.

Deferred tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except:

•
where the deferred tax asset related to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and
•
in respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will not reverse in the foreseeable future and no taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed on each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed on each balance sheet date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be utilized.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted on the balance sheet date. Future changes in tax rates are recognized on the balance sheet date if their impact is materially certain as part of the tax legislation process.

- Classified as Confidential -

According to IAS 12.74 deferred tax assets and liabilities have been set off in 2021 and 2020 insofar as offsetting qualifications apply.

The best estimate for any uncertain current and deferred income tax items to be recognized is the expected tax payment.

Earnings per share

The group calculates basic and diluted earnings per share in accordance with IAS 33. Basic earnings per share are calculated based on the weighted average number of no- par value shares outstanding during the reporting period. Diluted earnings per share are calculated based on the weighted average number of no-par value shares outstanding during the reporting period, but also including the number of no-par value shares that could come into existence if all stock options that are in the money were exercised on the balance sheet date.

(5) Significant accounting judgements, estimates and assumptions

The preparation of the groupʼs financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and the disclosure of contingent liabilities on the reporting date. However, uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amount of the asset or liability affected in the future. Assumptions used to make estimates are regularly reviewed. Changes in estimates only affecting one accounting period are only considered in that accounting period. In the case of changes in estimates that affect the current and future accounting periods, these are considered appropriately in the current and subsequent accounting periods.

Discussed below are the key judgments and assumptions concerning the future and other key sources of estimation and uncertainty on the balance sheet date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

Valuation of inventories

Inventories are valued at the lower of cost or net realizable value. The net realizable value is the estimated selling price that could be realized on the closing date in the context of ordinary business activity, less estimated costs of completion and costs necessary to make the sale. Estimates of the net realizable value have to be based on the most reliable information at the time the estimates are made. Inventory depreciation covers risks relating to slow-moving items or technical obsolescence. Application of moving average price or net realizable value as well as consideration of risks in the inventory depreciation is subject to estimates that have a significant effect on the carrying amount of inventories.

In addition, significant estimates are involved in the determination of provisions related to the valuation of excess and obsolete material available at contract manufacturers. The assessment of whether and to what extent available material for which non-cancelable purchase commitments exist can be used in the future is based on past experience.

Development expenses

Development expenses are capitalized in accordance with the accounting policy described in note (4). Initial capitalization of costs is based on management judgment assuming that technological and economic feasibility is confirmed, usually when a product development project has reached a defined milestone according to an established project management model. In determining the amounts to be capitalized, management makes assumptions regarding the expected future cash generation of the assets, discount rates to be applied and the expected period of benefits. See note (14) for the carrying amounts involved.

Impairment of non-financial assets

The group assesses whether there are any indicators of impairment for all non-financial assets on each reporting date. Goodwill and other indefinite life intangibles are tested for impairment annually and at other times when such indicators exist. Other non-financial assets are tested for impairment when there are indicators that the carrying amounts may not be recoverable. When value-in-use calculations are undertaken, management must estimate the expected future cash flows from the asset or cash generating unit and choose a suitable discount rate in order to calculate the present value of these cash flows. See note (14) for the carrying amounts involved.

Pension obligations

Pension and similar post-employment obligations as well as the related expenses are recognized based on actuarial calculations. The actuarial valuation of the present value of pension obligations depends on a number of assumptions regarding the discount rate, the expected salary increase rate, the expected pension trend, and life expectancy. In the event that changes in the assumptions regarding

- Classified as Confidential -

the valuation parameters are required, the future amounts of the pension obligations as well as the pension benefit costs may be affected materially. For further details on the valuation of pension obligations, see note (18).

Share-based compensation transactions

The group measures the cost of equity-settled and cash-settled transactions with employees by reference to the fair value of the equity instruments on the date at which they are granted or on the balance sheet date. Estimating fair value requires determining the most appropriate valuation model for a grant of equity instruments, which is dependent on the terms and conditions of the grant. This also requires determining the expected life of the option, volatility and dividend yield, as well as further assumptions. See note (39) for the carrying amounts involved.

Provisions

Significant estimates are involved in the determination of provisions related to warranty costs and legal proceedings a. The estimate of warranty claims is based on historic data and is extrapolated into the future. Legal proceedings often involve complex legal issues and are subject to substantial uncertainties. Accordingly, management exercises considerable judgment in determining whether there is a present obligation as a result of a past event at the end of the reporting period, whether it is more likely than not that such a proceeding will result in an outflow of resources and whether the amount of the obligation can be reliably estimated. Other provisions are described in note (19).

Accounting for combined supply and service contracts

ADVA provides contracts that have more than one separate performance obligation (multiple element arrangements). The transaction price is allocated to the performance obligations in the contract by reference to their relative standalone selling prices. If a standalone selling price is not directly observable ADVA will need to estimate it. These estimates have a significant impact on the timing of revenue recognition.

Leases

In determining the lease term, management considers all facts and circumstances that create an economic incentive to exercise an extension option, or not exercise a termination option. Extension options (or periods after termination options) are only included in the lease term if the lease is reasonably certain to be extended (or not terminated).

Taxes

Uncertainties exist with respect to the interpretation of complex tax regulations and the amount and timing of future taxable income. Given the wide range of international business relationships and the long-term nature and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to tax income and expenses already recorded. The group establishes provisions, based on reasonable estimates, for possible consequences of audits by the tax authorities of the respective countries in which it operates. The amount of such provisions is based on various factors, such as experience of previous tax audits and differing interpretations of tax regulations by the taxable entity and the responsible tax authority. Such differences of interpretation may arise on a wide variety of issues depending on the conditions prevailing in the respective group company’s domicile.

Deferred tax assets are recognized for all unused tax losses to the extent that it is probable that taxable profit will be available to utilize these losses. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and level of future taxable profits together with future tax planning strategies. See note (27) for the carrying amounts involved.

Non-financial risks

The assessment of the impact of non-financial risks (global warming, circular economy, new regulations) on the recognition and measurement of assets and liabilities is based on significant management judgments and assumptions. Non-financial risks are assessed by management as long-term risks that currently have no significant impact on net realizable values, recoverable amounts, useful lives or the requirement to recognize provisions.

(6) Covid-19 effects

- Classified as Confidential -

Against the background of the continuing crisis in connection with the global spreading of the Covid-19 virus, ADVA management has dealt again with the resulting risks and the relevant effects on accounting in 2021.

In the opinion of the management, there is still no sign of an increased default risk for trade receivables and contract assets. Therefore, no impact on the expected credit losses pursuant to IFRS 9 has been considered.

There was no triggering event for an impairment test pursuant to IAS 36.9 in the current financial year. In accordance with the usual procedure, an impairment test was carried out at the end of 2021, taking into account the current cost of capital and a current 4-year plan. As of December 31, 2021, no impairment of goodwill or other non-current non-financial assets was required.

The German federal government as well as governments of other countries in which ADVA operates or maintains subsidiaries or branches have introduced economic stimulus measures and other bridging measures to overcome the Covid-19 crisis.

In 2020 a key measure was the raising of a EUR 40 million KfW backup line under the “KfW Entrepreneur Loan” special program 2020. The contract was signed on July 21, 2020, the borrowing facilities however has never been used and was early terminated by the group in January 2021.

In 2021, no other government support measures related to Covid-19, such as the waiver of social security contributions and the deferral of tax payments and the payment of social security contributions, were used by the group.

Deferred tax assets at ADVA Optical Networking SE and its subsidiaries, insofar they exceed the amount of deferred tax liabilities, are recognized based on forecasts of the future taxable income, which can be used for offsetting deductible temporary differences and tax loss carry forwards. Based on the positive tax planning prepared for the relevant forecast period the recognized deferred tax assets were assessed at reporting date as recoverable.

(7) Principles of consolidation, scope of consolidation and shareholdings

Subsidiaries are all entities over which ADVA Optical Networking SE directly or indirectly has control. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated at the date when the control ends. ADVA Optical Networking SE controls an entity when it is exposed to or has the rights to variable returns from its involvement and has the ability to affect those returns through its power to direct the activities of the entity.

Intercompany revenues, expenses, income, receivables and payables within the group are eliminated.

Intercompany profits that arise from deliveries of products and services provided within the group are eliminated.

Business combinations

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value and the amount of any non-controlling interest in the acquiree. For each business combination, the acquirer measures the non-controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition costs incurred are expensed.

When a group company acquires a business, it assesses the financial assets and liabilities acquired for appropriate classification and designation in accordance with the contractual terms, economic circumstances and relevant conditions on the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

If the business combination is achieved in stages, the acquisition date fair value of the acquirer’s previously held equity interest in the acquiree is re-measured to fair value on the acquisition date through profit and loss.

Any contingent consideration to be transferred by the acquirer will be recognized at fair value on the acquisition date. Subsequent changes in the fair value of contingent considerations that represent an asset or liability are recognized in the income statement in accordance with IFRS 9.

Goodwill is initially measured at cost being the excess of the consideration transferred over the group’s net identifiable assets acquired and measured at fair value as well as liabilities assumed and measured at fair value. If this consideration is lower than the fair value of the net assets of the company acquired, the difference is recognized in profit or loss after reassessment.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the group’s cash generating units that

- Classified as Confidential -

are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

Where goodwill forms part of a cash-generating unit and where part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

- Classified as Confidential -

Scope of consolidation

The consolidated financial statements for the year ended December 31, 2021, include the financial statements of ADVA Optical Networking SE plus all of the 19 (prior year: 19) wholly owned subsidiaries listed below (hereafter collectively referred to as “the group companies”):

					Share in equity
(in thousands)			IFRS equity	IFRS net income/(loss)	Owned	Owned indirectly
ADVA Optical Networking North America, Inc., Norcross/Atlanta (Georgia), USA (ADVA Optical Networking North America)	USD		75,803	8,205	—	100%
ADVA Optical Networking Ltd., York, United Kingdom (ADVA Optical Networking York)	GBP	*	13,977	1,967	100%	—
Oscilloquartz SA, Saint-Blaise, Switzerland (OSA Switzerland)	CHF		5,885	525	100%	—
ADVA Optical Networking sp. z o.o., Gdynia, Poland (ADVA Optical Networking Poland)	PLN	*	53,567	4,013	100%	—
ADVA Optical Networking Israel Ltd., Ra'anana/Tel Aviv, Israel (ADVA Optical networking Israel)	ILS		(5,430)	30,087	100%	—
ADVA Optical Networking (Shenzhen) Ltd., Shenzhen, China (ADVA Optical Networking Shenzhen)	CNY	*	36,672	5,911	100%	—
Oscilloquartz Finland Oy, Espoo, Finland (OSA Finland)	EUR		194	53	100%	—
ADVA IT Solutions Pvt. Ltd., Bangalore, India (ADVA IT Solutions)	INR		66,019	(156)	—	100%
ADVA Optical Networking Trading (Shenzhen) Ltd., Shenzhen, China (ADVA Optical Networking Trading)	USD		1,719	240	—	100%
ADVA Optical Networking Singapore Pte. Ltd., Singapore (ADVA Optical Networking Singapore)	SGD	*	4,313	192	100%	—
ADVA Optical Networking Hong Kong Ltd., Hong Kong, China (ADVA Optical Networking Hong Kong)	USD	*	981	102	—	100%
ADVA Optical Networking (India) Private Ltd., Gurgaon, India (ADVA Optical Networking India)	INR		172,106	22,533	1%	99%
ADVA Optical Networking Serviços Brazil Ltda., São Paulo, Brazil (ADVA Optical Networking São Paulo)	BRL		2,168	43	99%	1%
ADVA Optical Networking Corp., Tokyo, Japan (ADVA Optical Networking Tokyo)	JPY		93,213	4,357	100%	—
ADVA Optical Networking AB, Kista/Stockholm, Sweden (ADVA Optical Networking Stockholm)	SEK	*	2,443	282	100%	—
ADVA NA Holdings Inc., Norcross/Atlanta (Georgia), USA (ADVA NA Holdings)	USD		60,714	(1)	100%	—
ADVA Optical Networking Pty Ltd., Sydney (New South Wales), Australia (ADVA Australia)	AUD		1,653	100	—	100%
ADVA Optical Networking B.V., Hilversum, Netherlands (ADVA Netherlands)	EUR		301	29	100%	—
ADVA Canada Inc., Ottawa, Canada (ADVA Canada)	CAD		3,145	297	100%	—
* For the purpose of better comparability, changed in 2021 to disclosures according to group reporting packages in accordance with IFRS for the financial year ended December 31, 2021. In prior year, figures from the most recent available financial statements in accordance with local accounting principles were included.

- Classified as Confidential -

Changes in the scope of consolidation

In November 2019, ADVA Canada Inc. in Ottawa, Canada has been incorporated. There was no operating activity in this entity in 2019.

In August 2020, the liquidation of MRV Communications GmbH was completed and the company was deleted from the commercial register.

In November 2020, the liquidation of Charlotte’s Web Ltd., NBase Communications Ltd., Jolt Ltd. and NBase Fibronics Ltd., in Israel, four entities that have been inactive since 2017, was started. As these companies do not show any relations to companies or persons outside the ADVA group, the management assumes that the liquidation will take place without further adjustments. The companies were therefore deconsolidated in Q4 2020.

The deconsolidation resulted in reclassifications in the amount of EUR 255 thousand from other comprehensive income to the financial result in the income statement. No other material effects on earnings and in the balance sheet were recognized. In 2020, there were no other changes in the scope of consolidation.

In 2021, there were no changes in the scope of consolidation.

(8) Foreign currency translation

The functional currency of each group company is the currency of the main economic environment in which the company operates. The reporting currency of ADVA Optical Networking’s consolidated financial statements is the functional currency of the parent company, ADVA Optical Networking SE (euro).

Currency translation on entity level

Transactions in foreign currencies are initially recorded by the group entities at their respective functional currency rates prevailing on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange ruling on the reporting date. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates on the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates on the date when the fair value is determined. The exchange differences arising from the translation are recognized in profit or loss in financial income/expense.

Currency translation on group level

The assets and liabilities of foreign operations are translated into euro at the rate of exchange prevailing on the reporting date, and their income statements are translated at the average rate for the reporting period. The exchange differences arising from the translation are recognized in accumulated other comprehensive income. On disposal of a foreign operation, the component of accumulated other comprehensive income related to that particular foreign operation is recognized in the income statement.

Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amount of assets and liabilities arising on acquisition are treated as assets and liabilities of the foreign operation and translated at the closing rate.

The relevant exchange rates for translation of foreign operations into the functional currency of the group are as follows:

	Closing rate Dec. 31, 2021	Closing rate Dec. 31, 2020	Average rate Jan. 1 to Dec. 31, 2021	Average rate Jan. 1 to Dec. 31, 2020	Average rate Jan. 1 to Dec. 31, 2019
AUD	1.5594	1.6025	1.5749	1.6555	1.6104
BRL	6.3734	6.3574	6.3687	5.8810	4.4147
CAD	1.4481	1.5701	1.4827	1.5291	1.4860
CHF	1.0363	1.0857	1.0813	1.0704	1.1127
CNY	7.2230	8.0134	7.6286	7.8692	7.7329
GBP	0.8393	0.9031	0.8598	0.8892	0.8775
HKD	8.8399	9.5210	9.1925	8.8496	8.7717
ILS	3.5204	3.9429	3.8195	3.9233	3.9913
INR	84.2575	89.8824	87.4261	84.5604	78.8157
JPY	130.4400	126.5700	129.8223	121.7478	122.0648
PLN	4.5960	4.5565	4.5650	4.4431	4.2970
SEK	10.2438	10.0568	10.1447	10.4902	10.5851
SGD	1.5330	1.6257	1.5893	1.5731	1.5272
USD	1.1334	1.2281	1.1826	1.1410	1.1196

- Classified as Confidential -

(9) Cash and cash equivalents

Cash and cash equivalents include current funds as well as current financial assets with a remaining maturity that does not exceed three months and that are readily convertible to a known amount of cash and only subject to an insignificant risk of changes in value.

On December 31, 2021, cash of EUR 2,353 thousand (December 31, 2020: EUR 1,472 thousand) is held in China and is subject to local exchange control regulations. These local exchange control regulations provide for restrictions on exporting capital from the country, other than through normal dividends.

Cash at banks earns interest at floating rates based on daily bank deposit rates.

Cash equivalents are invested for varying periods of between one day and three months, depending on the immediate cash requirements of the group, and earn interest at the respective short-term deposit rates.

(10) Trade accounts receivable

Trade accounts receivable are non-interest-bearing and are due within 30 to 120 days in general. For specific projects, other payment terms may be agreed.

Gross and net trade accounts receivable are as follows:

(in thousands of EUR)	Dec. 31, 2021	Dec. 31, 2020
Gross trade accounts receivable	85,601	86,593
Allowance for expected credit losses	(2,629)	(2,713)
Net trade accounts receivable	82,972	83,880

A reconciliation of the risk provision for trade accounts receivable carried at amortized cost is included in the table below:

(in thousands of EUR)	2021	2020
Jan. 1	2,713	1,691
increase of risk provision	-	73
Release of risk provision	(240)	-
Addition of specific allowances	35	1,119
Usage	(33)	(7)
Foreign currency translation effects	154	(163)
Dec. 31	2,629	2,713

Further information on default risk from trade accounts receivable is included in note (34) on financial risk management.

The group has a supplier finance agreement, which entitles the transfer of trade receivables from a specific customer. Credit risks and settlement risks are transferred to the financing institution. The group fully derecognizes sold trade receivables as all risks and rewards are transferred. ADVA paid an annual fee amounting to LIBOR plus 0.75 % on the volume of receivables transferred. In 2020, the group incurred interest expenses of EUR 54 thousand pertaining to this arrangement (prior year: EUR 30 thousand).

In Q2 2020, the group concluded another revolving factoring agreement with a maximum annual volume of EUR 20,000 thousand. The contract entitles to transfer uninsured trade receivables with certain customers. The agreement is for an indefinite period . The risks relevant to the risk assessment in relation to the receivables sold are the default risk and the late payment risk. As of December 31, 2021, receivables amounting to EUR 7,144 thousand (prior year: EUR 10,622 thousand) were sold, of which EUR 718 thousand (prior year: EUR 891 thousand) was not paid out as reserve. These reserves are recognized in other assets.

The group accounts for the sold trade receivables from the revolving factoring agreement in the amount of their continuing involvement. On December 31, 2021, the continuing involvement asset in the amount of EUR 349 thousand (prior year: EUR 391 thousand) was recognized as a liability and includes the maximum loss for the default and late payment risk for ADVA. The fair value of these guarantees or the interest payments to be made were recognized in the profit and loss statement and also recognized as other liabilities in the amount of EUR 50 thousand (prior year: EUR 71 thousand).

- Classified as Confidential -

On December 31, 2021, trade accounts receivable include receivables of EUR 12,144 thousand related to the existing sale of receivables agreement (December 31, 2020: EUR 24,559 thousand), for which no transfer had taken place as of year-end 2021. The decrease compared to the previous year is in particular due to higher utilization of the existing supplier finance agreement.

(11) Inventories

The table below summarizes the composition of inventories:

(in thousands of EUR)	2021	2020
Raw materials and supplies	27,683	16,303
Work in progress	2,948	3,428
Finished goods	98,574	70,393
	129,205	90,124

In 2021, impairment of inventories amounting to EUR 5,309 thousand (2020: EUR 5,420 thousand; 2019: EUR 5,761 thousand) was recognized as an expense within cost of goods sold. This amount includes reversals of earlier write-downs amounting to EUR 347 thousand (2020: EUR 332 thousand; 2019: EUR 541 thousand) due to higher selling and input prices.

In 2021, 2020 and 2019, material costs of EUR 269,746 thousand, EUR 259,938 thousand and EUR 262,633 thousand, respectively, have been recognized.

(12) Contract assets

Contract assets amounting to EUR 180 thousand (prior year: EUR 442 thousand) relate to claims from return deliveries. Contract assets are subject to the impairment requirements of IFRS 9, however the identified impairment losses were insignificant.

(13) Other current and non-current assets

Other current assets are as follows:

(in thousands of EUR)	Dec. 31, 2021	Dec. 31, 2020
Non-financial assets
Prepaid expenses	3,853	2,289
Receivables due from tax authorities	2,639	1,147
Other	857	696
Total current non-financial assets	7,349	4,132
Financial assets
Government grant allowances for research projects	3,325	2,178
Positive fair values of derivative financial instruments	89	—
Reserves relating to a revolving factoring agreement	718	891
Volume discounts of suppliers	1,838	—
Other	659	657
Total Current financial assets	6,629	3,726
	13,978	7,858

Other current assets are non-interest-bearing and are generally due within 0 to 60 days.

Further disclosures on derivative financial instruments are given in note (33).

Other non-current assets are as follows:

(in thousands of EUR)	Dec. 31, 2021	Dec. 31, 2020
Financial assets
Investments	—	—
Government grant allowances for research projects	2,982	1,093
Rent deposits	1,622	1,397
Other	208	104
Total non-current assets	4,812	2,594

- Classified as Confidential -

The fair value of the investment of 7.1% (previous year: 7.1%) of the shares in Saguna Networks Ltd., Nesher, Israel, amounted to zero at year-end 2021. A review of the fair value at year-end did not indicate any write-up.

On December 31, 2021, government grants for 19 research projects are recognized (December 31, 2020: 19 research projects). These public grants relate to programs promoted by the EU and national governments. ADVA does not expect any defaults based on high credit rankings.

The rent deposits are mainly assets held in trust. ADVA does not expect any defaults.

On December 31, 2021 and 2020, no non-financial non-current assets have been reported.

The classification of financial instruments according to IFRS 9 is included in note (33).

(14) Fixed assets

The following changes in fixed assets were recorded in 2021 and 2020:

	Historical cost
(in thousands of EUR)	Jan. 1, 2021	Additions	Disposals/ retirements	Reclassi- fications	Currency translation adjustments	Change in scope of consolidation	Dec. 31, 2021
Right-of-use assets
Leased cars	3,675	627	(740)	—	144	—	3,706
Leased premises	32,605	1,226	—	—	1,931	—	35,762
	36,280	1,853	(740)	—	2,075	—	39,468
Property, plant and equipment
Land and buildings	18,245	28	—	—	518	—	18,791
Technical equipment and machinery	104,195	12,806	(3,728)	32	4,076	—	117,381
Factory and office equipment	16,367	1,248	(1,237)	—	775	—	17,153
Assets under construction	188	1,817	—	(171)	3	—	1,837
	138,995	15,899	(4,965)	(139)	5,372	—	155,162
Intangible assets
Goodwill	112,807	—	—	—	6,652	—	119,459
Capitalized development projects	260,757	42,497	—	—	—	—	303,254
Thereof capitalized development projects in progress	34,326	21,851	—	(16,986)	—	—	39,191
Intangible assets acquired in business combinations	71,520	—	—	—	4,298	—	75,818
Other purchased and internally generated intangible assets	65,637	5,880	(151)	139	386	—	71,891
Thereof internally generated intangible assets in progress	—	5,096	—	—	—	—	5,096
	510,721	48,377	(151)	139	11,335	—	570,421
	685,996	66,129	(5,856)	—	18,782	—	765,051

- Classified as Confidential -

Accumulated depreciation								Net book values
Jan. 1, 2021	Depreciation of the period	Impairment of the period	Depreciation on disposals / retirements	Reclassifications	Currency translation adjustments	Change in scope of consolidation	Dec. 31, 2021	Dec. 31, 2021	Dec. 31, 2020

1,689	1,155	—	(723)	—	115	—	2,236	1,470	1,986
9,205	4,825	—	—	—	711	—	14,741	21,021	23,400
10,894	5,980	—	(723)	—	826	—	16,977	22,491	25,386

12,034	904	—	—	—	398	—	13,336	5,455	6,211
81,872	11,871	—	(3,465)	1,108	3,430	—	93,708	23,673	22,323
13,854	1,450	—	(1,196)	—	684	—	14,792	2,361	2,513
-	—	—	—	—	—	—	—	1,837	188
107,760	14,225	—	(4,661)	1,108	4,512	—	121,836	33,326	31,235

45,771	—	—	—	—	2,093	—	47,864	71,595	67,036
162,150	43,318	—	—	—	—	—	205,468	97,786	98,607
—	—	—	—	—	—	—	—	39,191	34,326
56,516	4,058	—	—	—	3,261	—	63,835	11,982	15,004
60,335	2,826	—	(151)	—	341	—	63,351	8,540	5,302
—	—	—	—	—	-	—	—	5,096	—
324,772	50,202	—	(151)	—	5,695	—	380,518	189,903	185,949
443,426	70,407	—	(5,535)	—	11,033	—	519,331	245,720	242,570

	Historical cost
(in thousands of EUR)	Jan. 1, 2020	Additions	Disposals/ retirements	Reclassi- fications	Currency translation adjustments	Change in scope of consolidation	Dec. 31, 2020
Right-of-use assets
Leased cars	2,838	1,286	(424)	—	(25)	—	3,675
Leased premises	35,434	—	(920)	—	(1,909)	—	32,605
	38,272	1,286	(1,344)	—	(1,934)	—	36,280
Property, plant and equipment
Land and buildings	18,173	219	(21)	307	(433)	—	18,245
Technical equipment and machinery	97,064	12,064	(579)	31	(4,385)	—	104,195
Factory and office equipment	16,369	1,191	(452)	—	(741)	—	16,367
Assets under construction	662	174	(3)	(611)	(34)	—	188
	132,268	13,648	(1,055)	(273)	(5,593)	—	138,995
Intangible assets
Goodwill	119,522	—	—	—	(6,715)	—	112,807
Capitalized development projects	220,790	39,967	—	—	—	—	260,757
Thereof capitalized development projects in progress	24,994	19,124	—	(9,792)	—	—	34,326
Intangible assets acquired in business combinations	76,447	—	—	—	(4,927)	—	71,520
Other purchased and internally generated intangible assets	64,115	4,773	(3,094)	273	(430)	—	65,637
Thereof internally generated intangible assets in progress	—	—	—	—	—	—	—
	480,874	44,740	(3,094)	273	(12,072)	—	510,721
	651,414	59,674	(5,493)	—	(19,599)	—	685,996

- Classified as Confidential -

Accumulated depreciation								Net book values
Jan. 1, 2020	Depreciation of the period	Impairment of the period	Depreciation on disposals / retirements	Reclassifications	Currency translation adjustments	Change in scope of consolidation	Dec. 31, 2020	Dec. 31, 2020	Dec. 31, 2019

964	1,160	—	(424)	—	(11)	—	1,689	1,986	1,874
5,323	4,919	332	(905)	—	(464)	—	9,205	23,400	30,111
6,287	6,079	332	(1,329)	—	(475)	—	10,894	25,386	31,985

11,200	1,179	—	(21)	—	(324)	—	12,034	6,211	6,973
74,960	10,970	—	(376)	—	(3,682)	—	81,872	22,323	22,104
13,486	1,454	—	(443)	—	(643)	—	13,854	2,513	2,883
—	—	—	—	—	—	—	—	188	662
99,646	13,603	—	(840)	—	(4,649)	—	107,760	31,235	32,622

47,499	—	—	—	—	(1,728)	—	45,771	67,036	72,023
124,621	37,341	—	—	—	188	—	162,150	98,607	96,169
—	—	—	—	—	—	—	—	34,326	24,994
55,583	4,439	—	—	—	(3,506)	—	56,516	15,004	20,864
60,411	3,267	—	(2,985)	—	(358)	—	60,335	5,302	3,704
—	—	—	—	—	—	—	—	—	—
288,114	45,047	—	(2,985)	—	(5,404)	—	324,772	185,949	192,760
394,047	64,729	332	(5,154)	—	(10,528)	—	443,426	242,570	257,367

Right-of-use assets

Lease terms of between 36 and 120 months were applied considering the minimum rental periods and contractual extension options. In 2021, depreciation of EUR 1,155 thousand for vehicles (2020: EUR 1,160 thousand) and EUR 4,825 thousand for office and building rentals (2020: EUR 4,919 thousand) are included in operating profit. Further an impairment of EUR 332 thousand for reduced usage of the office in Bangalore, as well as the related leasehold improvements, was included in operating profit in 2020. No impairment was made in 2021.

In 2021 an amount of EUR 410 thousand, which mainly relates to short-term leases is recognized in profit and loss (2020: EUR 476 thousand). In addition, in 2021 variable lease payments of EUR 2,351 thousand were not included in the measurement of lease liabilities and are also recognized in profit and loss (2020: EUR 2,345 thousand). There are no major lease payments related to low value contracts. In the cash flow statement, the cash outflows resulting from these items are included in the cash flow from operating activities.

Further information on the corresponding lease liabilities is provided in note (15).

Property, plant and equipment

The classification and changes in property, plant and equipment are shown in the analysis of changes in fixed assets.

In 2021 and 2020, there were neither impairments nor write-backs of property, plant and equipment impaired in prior years.

Goodwill

The table below shows the composition of goodwill allocated to cash-generating units:

(in thousands of EUR)	Dec. 31, 2021	Dec. 31, 2020
ADVA Optical Networking SE plus	45,145	42,491
ADVA Optical Networking York	4,715	4,382
ADVA Optical Networking North America	18,447	17,025
OSA Switzerland	3,288	3,138
	71,595	67,036

Impairment of goodwill

In 2021 and 2020, no impairment of goodwill was recognized.

Key assumptions used in impairment testing

- Classified as Confidential -

All entities, which are acting on their own account and are capable to generate revenues independently based on own customer relationships and own distribution channels are considered as separate cash-generating units. All dependent development service providing, logistical service and sales service providing entities are considered together with the ADVA Optical Networking SE in one combined cash-generating unit (ADVA Optical Networking SE plus). This as ADVA Optical Networking SE as owner of all technologies is responsible for future developments and utilization and cost-plus contracts exist between the respective companies and ADVA SE for the remuneration of the services. For impairment test purposes goodwill is generally allocated to the cash-generating unit in which the subsidiary is included, on which acquisition the goodwill has been recognized. Therefore, 61 % of the goodwill recognized in the course of the acquisition of Overture Networks Inc. has been allocated to ADVA Optical Networking SE plus and 39 % has been allocated to ADVA Optical Networking North America based on fair value of technology and customer relationship at the date of the acquisition. 40 % of customer relationships recognized in the purchase price allocation related to the acquisition of MRV group have been allocated to ADVA Optical Networking North America. The technology from the acquisition of the MRV Communications group was allocated 100 % to ADVA Optical Networking SE plus. Accordingly, the allocation of the relevant goodwill amounted to 77% : 23 % in cash generating units ADVA Optical Networking SE plus and ADVA Optical Networking North America. Unchanged from prior years, the cash-generating units, to which the corporate assets are allocated, are ADVA Optical Networking SE plus, ADVA Optical Networking York, ADVA Optical Networking North America and OSA Switzerland.

On December 31, 2021 and 2020, the value in use of the goodwill was calculated based on future cash flows (discounted-cash-flow-method). The calculation is most sensitive to the following assumptions:

•
Gross margins
•
Discount rates
•
Raw material prices
•
Market share expected

Cash flows include the projected cash flows for the four subsequent years as per the approved budget and four-year planning from 2022 - 2025 for gross margins, market share and raw material prices. For further periods, a perpetual income is estimated based on nil growth with inflation offset. The discount rate used for the calculation is a pre-tax rate. It considers the specific risk of each group company and is calculated according to the Capital Asset Pricing Model (CAPM). The cost of equity is composed of a risk-free interest rate and a specific risk mark-up calculated as the difference of the average market rate of return and the risk-free interest rate multiplied with the specific risk related to the company (beta coefficient). The beta coefficient is calculated on a peer group basis. The calculation uses pre-tax discount rates depending on the different cash generating units.

Following pre-tax discount rates have been assumed:

(in %)	2021	2020
ADVA Optical Networking SE plus	11.69	11.60
ADVA Optical Networking York	12.60	12.37
ADVA Optical Networking North America	14.18	14.17
OSA Switzerland	10.06	10.17

The growth rate for the extrapolation of expected cash flows for all cash-generating units is 1.00%.

Sensitivity analysis

No disclosures on sensitivities are provided, as an impairment is unlikely to occur as of the balance sheet date. Only an increase in the discount rates by 3.63 percentage points and above results in a need for impairment.

Capitalized development projects, intangible assets acquired in business combinations and other purchased and internally generated intangible assets

The table below summarizes the carrying amounts:

- Classified as Confidential -

(in thousands of EUR)	Dec. 31, 2021	Dec. 31, 2020
Capitalized development projects	97,786	98,607
Intangible assets acquired in business combinations	11,982	15,004
Other intangible assets	8,540	5,302
	118,308	118,913

Capitalized development projects include expenses related to the development of technologies and products for connectivity solutions for cloud and mobile services, network functions virtualization and synchronization.

In 2021, borrowing costs of EUR 416 thousand (2020: EUR 426 thousand) were capitalized related to development projects with an expected duration of more than 12 months. Borrowing costs were capitalized at the weighted average rate of the financial liabilities of 1.7%.

Other intangibles assets mainly include licenses and software.

Intangible assets acquired in business combinations are as follows:

(in thousands of EUR)	Dec. 31, 2021	Dec. 31, 2020
Purchased software technology Overture	456	1,149
Purchased technology MRV	2,504	3,724
Purchased customer relationships Overture	1,401	1,925
Purchased customer relationship MRV	7,621	8,206
	11,982	15,004

Amortization of intangible assets with a finite useful life comprises:

(in thousands of EUR)	Dec. 31, 2021	Dec. 31, 2020
Capitalized development projects	43,318	37,341
Intangible assets acquired in business combinations	4,058	4,439
Other intangible assets	2,826	3,267
	50,202	45,047

Amortization of intangible assets acquired in business combinations are as follows:

(in thousands of EUR)	Dec. 31, 2021	Dec. 31, 2020	Dec. 31, 2019
Purchased technology FiSEC	—	121	291
Purchased hardware technology Overture	—	88	1,057
Purchased software technology Overture	692	692	693
Purchased technology MRV	1,491	1,552	1,581
Brand Ensemble*	—	43	43
Purchased customer relationships OSA	—	—	18
Purchased customer relationships Overture	658	681	694
Purchased customer relationship MRV	1,217	1,262	1,286
	4,058	4,439	5,663

* Ensemble is a trademark used by ADVA for the companyʼs software solutions.

At initial recognition the useful lives of intangible assets acquired in business combinations were as follows:

- Classified as Confidential -

Purchased technology FiSEC	4 years, 6 months
Purchased hardware technology Overture	3 years, 7 months
Purchased software technology Overture	5 years, 7 months
Purchased technology MRV	7 year
Brand Ensemble	4 years, 6 months
Purchased customer relationships OSA	5 years
Purchased customer relationships Overture	8 years
Purchased customer relationship MRV	9 years, 9 months

In 2021, 2020 and 2019, no impairment for capitalized development projects as well as purchased technologies was recognized.

In the consolidated income statement, amortization and impairment of capitalized development projects and amortization of purchased technology is included in cost of goods sold. Amortization of purchased customer relationship assets is included in selling and marketing expenses.

(15) Lease liabilities

Variable lease payments of EUR 2,351 thousand have not been included in the measurement of lease liabilities and were recognized in profit and loss (2020: EUR 2,345 thousand). In the cash flow statement, the cash outflows resulting from these items are included in the cash flow from operating activities.

The interest expense of EUR 791 thousand is included in the financial result (2020: EUR 938 thousand).

The maturity of lease liabilities is as follows:

(in thousands of EUR)	Dec. 31, 2021	Dec. 31, 2020
Up to 1 year	6,001	5,807
One to three years	8,880	10,215
More than three years	10,133	11,783
	25,014	27,805

- Classified as Confidential -

(16) Liabilities to banks

The tables below show details on liabilities to banks and their maturity:

		Maturity
(in thousands of EUR)	Dec. 31, 2021	≤ 12 months	13 to 36 months	> 36 months
Syndicated loan	37,807	15,289	22,518	—
Deutsche Bank bullet loan	10,000	10,000	—	—
Total liabilities to banks	47,807	25,289	22,518	—

		Maturity
(in thousands of EUR)	Dec. 31, 2020	≤ 12 months	13 to 36 months	> 36 months
Syndicated loan	52,621	15,492	37,129	—
Deutsche Bank bullet loan	10,000	—	10,000	—
Total liabilities to banks	62,621	15,492	47,129	—

In September 2018, ADVA contracted a syndicated loan amounting to EUR 75,000 thousand with a banking syndicate. The syndicated loan consists of two tranches with a total maturity of five years including a redeemable loan amounting to EUR 38,000 thousand as well as a revolving credit line of EUR 10,000 thousand. The interest rate for the redeemable loan amounts currently to EURIBOR plus 1.4 % p.a., linked to the leverage of the group. Due to an improvement of the leverage the interest was reduced to EURIBOR plus 1.35 % p.a. from 2021. Repayment in bi-annual installments started from June 2019. The redeemable loan has been accounted for applying the effective interest method.

In October 2019, ADVA entered into a EUR 10,000 thousand bullet loan with Deutsche Bank. The loan is due for repayment in one amount in September 2022 and bears interest at EURIBOR plus 1.1 % p.a.

On December 31, 2021, the group had unused borrowing facilities totaling EUR 10,000 thousand available (December 31, 2020: EUR 50,000 thousand).

In 2021, the interest on liabilities to banks recognized at year-end was 1.1 % and 1.35 % p.a., respectively.

The fair value of the liabilities to banks is stated in note (33).

(17) Trade accounts payable and other current and non-current liabilities

The trade accounts payable are non-interest-bearing and generally due within 30 to 90 days. The increase in trade accounts payable mainly results from demand-oriented purchases of materials.

- Classified as Confidential -

Other current liabilities are as follows:

(in thousands of EUR)	Dec. 31, 2021	Dec. 31, 2020
Non-financial liabilities
Liabilities to employees for variable compensation and payroll	24,636	19,209
Liabilities to employees for vacation	2,127	1,570
Liabilities due to withheld wage income tax and social security contribution	3,547	2,980
Liabilities due to tax authorities	2,441	2,689
Obligations from subsidized research projects	3,840	2,548
Total current non-financial liabilities	36,591	28,996
Financial liabilities
Negative fair value of derivatives	88	396
Other	3,386	2,571
Total current financial liabilities	3,474	2,967
	40,065	31,963

Other non-current liabilities include:

(in thousands of EUR)	Dec. 31, 2021	Dec. 31, 2020
Non-financial liabilities
Other	3,129	1,347
Liabilities to employees for vacation	17	17
Total non-current non-financial liabilities	3,146	1,364
Financial liabilities
Othe	86	1,449
Total non-current financial liabilities	86	1,449
	3,232	2,813

On December 31, 2021, other current financial liabilities mainly include accrued software license contracts.

The classification of financial instruments according to IFRS 9 is included in note (33).

(18) Provisions for pensions and similar employee benefits

Post-employment benefit plans are classified as either defined contribution or defined benefit plans.

Plan assets related to defined contribution plans are managed separately from the assets of the relevant company by a trustee. For such plans, the company pays fixed contributions into a separate entity or a fund and does not assume any other obligations. Payment obligations to defined contribution plans are recognized in profit or loss when they occur. Payment to government managed pension plans with fixed contributions are considered as defined contribution plans. ADVA group maintains defined contribution plans in different group companies. In 2021, total expenses related to defined contribution plans amount to EUR 9,254 thousand (prior year: EUR 8,346 thousand).

Under defined benefit plans the company is required to pay agreed benefits granted to present and past employees. Defined benefit plans may be funded or unfunded. The group maintains defined benefit plans in Switzerland, Italy, India and Israel.

The defined benefit plans in Switzerland are remuneration-dependent commitments for which a guaranteed minimum interest rate is set. Benefits paid in conjunction with these plans comprise old-age retirement pensions as well as invalidity and surviving dependents’ benefits. The assets of the pension plans are managed by trustees. The administration is carried out in accordance with local legal requirements. In Switzerland, in addition to the regular case of pension payments at retirement age, the retirement assets can also be paid out in full or in part as a lump sum. Furthermore, in certain cases, for example in the event of the acquisition of residential property, there is the possibility of early withdrawal of the retirement assets. In the event of a change of job, the employee's retirement assets are transferred from the pension fund of the previous employer to the pension fund of the new employer.

- Classified as Confidential -

The pension plans in Israel, Italy and India are defined benefit plans, which in the case of Italy and India are unfunded. The assets of the pension plan in Israel are managed by trustees in accordance with local legal requirements. In Italy, Israel and India, a single lump-sum payment is usually made upon retirement.

On December 31, 2021, ADVA reports provisions for pensions amounting to EUR 7,401 thousand (December 31, 2020: EUR 8,545 thousand).

The carrying amount are as follows:

(in thousands of EUR)	Dec. 31, 2021	Dec. 31, 2020
Present value of defined benefit obligations	29,146	26,846
Fair value of plan assets	(21,745)	(18,301)
Provisions for pensions and similar employee benefits	7,401	8,545

- Classified as Confidential -

The change in the net defined benefit liability for pension plans derives as follows:

(in thousands of EUR)	Defined benefit obligations	Fair value of plan assets	Total
Jan. 1, 2020	24,448	(16,692)	7,756
Expenses and income
Current service cost	1,018	—	1,018
Interest expense (+)/income (-)	183	(121)	62
Remeasurements
Gains (-)/losses (+) arising from changes in financial assumptions	309	—	309
Gains (-)/losses (+) arising from experience	877	—	877
Gains (-)/losses (+) on plan assets, excluding amounts included in interest income	—	(689)	(689)
Employee contributions	283	(283)	—
Transfers to funds	—	(641)	(641)
Assets distributed on settlements	—	14	14
Benefits paid through plan assets and payments made to plan assets, net	(10)	10	—
Disbursements of ADVA	(131)	—	(131)
Exchange rate differences and other changes	(131)	101	(30)
Dec. 31, 2020	26,846	(18,301)	8,545
Expenses and income
Current service cost	1,069	—	1,069
Past service cost	(19)	—	(19)
Interest expense (+)/income (-)	184	(119)	65
Remeasurements
Gains (-)/losses (+) arising from changes in financial assumptions	(441)	—	(441)
Gains (-)/losses (+) arising from changes in demographic assumptions	(338)	—	(338)
Gains (-)/losses (+) arising from experience	450	—	450
Gains (-)/losses (+) on plan assets, excluding amounts included in interest income	—	(1,401)	(1,401)
Employee contributions	288	(288)	—
Transfers to funds	—	(671)	(671)
Assets distributed on settlements	—	18	18
Benefits paid through plan assets and payments made to plan assets, net	(292)	292	—
Disbursements of ADVA	(328)	—	(328)
Exchange rate differences and other changes	1,727	(1,275)	452
Dec. 31, 2021	29,146	(21,745)	7,401

The payments made to plan assets result in particular from vested benefits brought in by joining the company as well as from other payments and repayments of benefits drawn in advance to top up the pension fund.

The past service cost in 2021 results from the legal adjustment of the retirement age for women in Israel.

- Classified as Confidential -

On December 31, 2021, EUR 25,449 thousand of the defined benefit obligations relate to active employees and EUR 3,697 thousand relate to pensioners (prior year: EUR 22,974 thousand and EUR 3,871 thousand, respectively).

The average remaining period of service for employees and the weighted average duration of the obligations as of December 31, 2021 are as follows:

(in years)	Switzerland	Italy	India	Israel
Average remaining period of service	9.30	14.90	n/a	n/a
Weighted average duration	16.80	10.20	8.00	10.60

On December 31, 2020 the average remaining period of service and the weighted average duration are as follows:

(in years)	Switzerland	Italy	India	Israel
Average remaining period of service	10.30	14.40	n/a	n/a
Weighted average duration	18.50	10.50	8.00	10.50

In general, the monthly payment of pensions starts if an employee in Switzerland reaches the retirement age, while in Israel, Italy and India a lump sum payment of the relevant accrued amount applies with retirement or resignation of an employee.

Employer contributions in 2022 are expected to amount to EUR 753 thousand (2020 expected for 2021: EUR 886 thousand). The expected pension payments for 2022 amount to EUR 1,109 thousand. In 2020 pension payments of EUR 868 thousand had been expected for 2021.

In 2021, the projected units credit method is used to calculate the defined benefit obligations considering the following material assumptions for valuation parameters:

	Switzerland	Italy	India	Israel
Discount rate	0.32%	0.66%	6.50%	2.40%
Inflation rate	1.00%	1.75%	n/a	2.50%
Salary level trend	1.00%	2.00%	7.00%	2.20%
Pension level trend	0.00%	n/a	n/a	n/a

In 2020, the following valuation parameters have been assumed:

	Switzerland	Italy	India	Israel
Discount rate	0.20%	0.16%	6.00%	2.10%
Inflation rate	1.00%	1.75%	n/a	1.40%
Salary level trend	1.00%	2.00%	7.00%	2.00%
Pension level trend	0.00%	n/a	n/a	n/a

Discount rates have been determined considering the weighted average duration of the obligations. The evaluation for Switzerland, Italy and Israel is based on high-quality corporate bonds with AA-rating. For India, the discount rate is based on government bond rates.

ADVA is exposed to risks arising from defined benefit plans. Changes in actuarial parameters, especially in discount rates, may have significant influence on the pension obligations.

- Classified as Confidential -

The sensitivity analysis provided below shows the extent to which the defined benefit obligation would have been affected by changes in the relevant assumptions in 2021:

(in thousands of EUR)		Change in defined benefit obligation
Discount rate	Increase by 0.25%	(931)
	Decrease by 0.25%	980
Salary level trend	Increase by 0.25%	171
	Decrease by 0.25%	(165)
Pension level trend	Increase by 0.25%	184

The sensitivity analysis in prior year were as follows:

(in thousands of EUR)		Change in defined benefit obligation
Discount rate	Increase by 0.25%	(981)
	Decrease by 0.25%	1,041
Salary level trend	Increase by 0.25%	166
	Decrease by 0.25%	(164)
Pension level trend	Increase by 0.25%	196

Sensitivities for discount rate, salary level and pension trend have been considered in turn disregarding any potential dependencies between these assumptions. With exception of pension trend considerations separate actuarial computations have been performed for increase and decrease of the assumptions. Due to the structure of the pension plans, no sensitivity was determined for the case of falling pensions.

ADVA assumes inflation rate to have minor impact on the amount of defined benefit obligations.

On December 31, 2021, plan assets split to major asset categories as follows:

	Quoted market prices	Other than quoted market prices
Equity instruments	23.46%	—
Bonds	19.04%	—
Real estate	21.26%	—
Alternative investments	8.37%	—
Qualified insurance policies	—	15.87%
Cash and cash equivalents	—	8.07%
Other	—	3.94%

On December 31, 2020, plan assets split to major asset categories as follows:

	Quoted market prices	Other than quoted market prices
Equity instruments	20.37%	—
Bonds	24.59%	—
Real estate	19.73%	—
Alternative investments	7.39%	—
Qualified insurance policies	—	16.40%
Cash and cash equivalents	—	3.64%
Other	—	7.88%

Pension fund assets are monitored continuously and managed from a risk-and-yield perspective by the external trustees.

- Classified as Confidential -

(19) Other provisions

The table below lists changes in the composition of the group’s other provisions in the reporting and the prior period:

(in thousands of EUR)	Jan. 1, 2021	Usage	Release	Appropriation	Transfer	Currency translation difference	Changes of scope of consolidation	Dec. 31, 2021
Current provisions
Warranty provision	598	(260)	(50)	45	—	3	—	336
Personnel provisions	1,061	(856)	(205)	1,279	—	30	—	1,309
Consulting fees	3,348	(755)	(414)	351	—	182	—	2,712
Supplier obligations	8,821	(7,925)	(152)	8,813	—	128	—	9,685
Other short-term provisions	579	(546)	—	1,355	—	14	—	1,402
Total current provisions	14,407	(10,342)	(821)	11,843	—	357	—	15,444
Non-current provisions
Warranty provision	1,261	(234)	—	559	—	6	—	1,592
Non-current personnel provisions	289	—	—	472	—	13	—	774
Other long-term provisions	43	—	—	31	—	—	—	74
Total non-current provisions	1,593	(234)	—	1,062	—	19	—	2,440
Provisions total	16,000	(10,576)	(821)	12,905	—	376	—	17,884

(in thousands of EUR)	Jan. 1, 2020	Usage	Release	Appropriation	Transfer	Currency translation difference	Changes of scope of consolidation	Dec. 31, 2020
Current provisions
Warranty provision	636	(109)	—	78	—	(7)	—	598
Personnel provisions	1,452	(1,243)	(53)	941	—	(36)	—	1,061
Consulting fees	2,975	(309)	(282)	1,184	—	(220)	—	3,348
Supplier obligations	7,913	(6,981)	(163)	8,270	—	(215)	(3)	8,821
Other short-term provisions	493	(473)	(2)	571	—	(7)	(3)	579
Total current provisions	13,469	(9,115)	(500)	11,044	—	(485)	(6)	14,407
Non-current provisions
Warranty provision	1,337	(249)	—	179	—	(6)	—	1,261
Non-current personnel provisions	—	—	—	296	—	(7)	—	289
Other long-term provisions	43	—	—	—	—	—	—	43
Total non-current provisions	1,380	(249)	—	475	—	(13)	—	1,593
Provisions total	14,849	(9,364)	(500)	11,519	—	(498)	(6)	16,000

The estimated expenses related to warranty claims reflect both past experience and current developments and are based on a percentage of sales revenues. Any differences between actual amounts and anticipated amounts are treated as changes in accounting estimates and affect earnings in the period in which the change occurs.

Current personnel provisions mainly include expenses for severance payments as well as employee’s accident insurance and other expenses resulting from legal requirements.

Reversals of provisions from previous years are reported under other operating income (see note (24)).

(20) Contract liabilities and refund liabilities

Contract and refund liabilities are as follows:

- Classified as Confidential -

(in thousands of EUR)	Dec. 31, 2021	Dec. 31, 2020
Current contract liabilities
Outstanding credit notes	—	—
Advance payments received	450	81
Current contract liabilities related to customer loyalty programs	511	839
Current deferred revenues related to service level agreements	17,849	15,457
Total current contract liabilities	18,810	16,377
Current refund liabilities	931	633
Total refund liabilities	931	633
Non-current contract liabilities
Non-current deferred revenues related to service level agreements	9,325	10,551
Total non-current contract liabilities	9,325	10,551
	29,066	27,561

Current contract liabilities related to customer loyalty programs include mainly expected volume discounts and refunds to customers.

The revenues generated in the reporting period from contract liabilities existing at the beginning of the period amounted to EUR 15,458 thousand (previous year: EUR 11,782 thousand).

Management expects that 67 % of the outstanding or partially outstanding benefit obligations as of December 31, 2021, will be recognized as revenue in the 2022 financial year. The remaining 33 % is expected to be recognized as sales in the financial year 2023. The amount stated does not include variable compensation components which are limited.

(21) Stockholders' equity

Common stock and share capital

On December 31, 2021, ADVA Optical Networking SE had issued 51,445,892 (prior year: 50,496,692) no par value bearer shares (hereinafter “common shares”), each representing a notional amount of share capital of EUR 1.00.

The common shares entitle the holder to vote at the annual general meeting and to receive dividends in case of a distribution. No restrictions are attached to the common shares.

Capital transactions

In connection with the exercise of stock options, 949,200 shares were issued to employees of the company and its affiliates out of conditional capital in 2021 (in 2020 in connection with the exercise of stock options 314,726 shares). The par value of EUR 949 thousand (prior year: EUR 315 thousand) was appropriated to share capital, whereas the premium resulting from the exercise of stock options of EUR 5,659 thousand (prior year: EUR 958 thousand) was recognized within capital reserve.

Other information on the share option programs is included in note (38).

Authorized capital

According to the companyʼs articles of association, the management board is authorized, subject to the consent of the supervisory board, to increase subscribed capital until May 21, 2024, only once or in successive tranches by a maximum of EUR 24,965,477 by issuing new common shares in return for cash or non-cash contributions (conditional capital 2019/I). Subject to the consent of the supervisory board, the management board is further authorized to decide whether to exclude stockholdersʼ subscription rights. Stockholders’ subscription rights can be excluded for capital increases for cash contributions as well as contributions in kind if during the term of this authorization and in exclusion of shareholder subscription rights, the shares issued against contributions in cash or in kind do not exceed 20 % of the share capital.

- Classified as Confidential -

Conditional capital

The annual shareholder´s meeting on May 19, 2021, resolved the increase of conditional capital 2011/I by EUR 346 thousand to EUR 5,050 thousand. The resolution was registered in the commercial register on May 27, 2021.

Considering the above described capital transactions, the total conditional capital on December 31, 2021 amounts to EUR 4,100 thousand.

The changes in share capital, authorized and conditional capital are summarized below:

(in thousands of EUR)	Share capital	Authorized capital 2019/I	Conditional capital 2011/I
Jan. 1, 2021	50,497	24,965	4,703
Changes due to Annual Shareholders’ Meeting resolutions	—	—	346
Stock options exercised	949	—	(949)
Dec. 31, 2021	51,446	24,965	4,100

- Classified as Confidential -

Capital reserve

The capital reserve includes premium payments from the issuance of shares, as well as additional contributions to the company’s equity associated with the exercise of stock options. Additionally, the capital reserve contains the correspondent accumulated compensation expenses related to equity-settled stock option rights issued amounting to EUR 24,976 thousand (prior year: EUR 23,538 thousand).

Accumulated other comprehensive income/(loss)

Accumulated other comprehensive income/(loss) is used to record exchange differences arising from the translation of the financial statements of foreign operations. In addition, the result from remeasurement of defined benefit obligations is included in this line item.

The development of accumulated other comprehensive income is as follows:

(in thousands of EUR)	Remeasurement of defined benefit plans	Exchange differences on translation of foreign operations
Jan. 1, 2020	(3,124)	4,814
Addition/ release from remeasurement	(492)	—
Tax effect	63	—
Currency translation differences	—	(14,921)
Dec. 31, 2020	(3,553)	(10,107)
Addition/ release from remeasurement	1,824	—
Tax effect	(266)	—
Currency translation differences	—	7,917
Dec. 31, 2021	(1,995)	(2,190)

In 2021 no items were reclassified (recycled) from comprehensive income to profit or loss (2020: EUR 255 thousand due to deconsolidation; 2019: none).

Changes in stockholdersʼ equity are summarized in the consolidated statement of changes in stockholdersʼ equity.

(22) Revenues

In 2021, 2020 and 2019, revenues included EUR 84,131 thousand, EUR 81,271 thousand and EUR 75,541 thousand for services, respectively. The remaining revenues relate mainly to product sales.

In 2021, revenues related to customer loyalty programs amounting to EUR 216 thousand have been recognized (2020 and 2019: EUR 125 thousand and EUR 134 thousand).

In 2021, revenues amounting to EUR 539,590 thousand 2020 and 2019: EUR 507,962 thousand and EUR 497,759 thousand) relate to performance obligations that were performed at a specific point in time, and revenues of EUR 63,727 thousand (2020 and 2019: EUR 56,996 thousand and EUR 59,062 thousand) relate to performance obligations that were delivered over a period of time.

A segmentation of revenues by geographic region is provided in the section on segment reporting under note (32).

(23) Selling and marketing, general and administration and research and development expenses

Selling and marketing, general and administration and research and development expenses mainly include personnel expenses relating to wages and salaries and social security costs.

In addition, general and administration expenses include expenses for external services provided for legal, accounting and tax purposes as well as expenses regarding rented office space and leased cars.

Research and development expenses additionally include external service expenses mainly for research and development services, calibration and certification and legal fees as well as depreciation expenses for equipment and cost of material used for research and development.

(24) Other operating income and expenses

Other operating income and expenses are as follows:

- Classified as Confidential -

(in thousands of EUR)	2021	2020	2019
Other operating income
Government grants received	2,295	1,649	1,878
Release of provisions	821	500	1,331
Income for the supply of development services	292	91	—
Income from payments received on receivables written off in previous periods	57	12	55
Refund of duty and logistic charges	1,056	—	—
Reversal of customer credit notes	254	—	—
Income from deconsolidation	—	10	—
Other	1,137	1,538	1,500
Total other operating income	5,912	3,800	4,764
Other operating expenses
Reduction of outstanding credit notes	—	(781)	—
Derecognition of trade accounts receivable	(208)	(57)	(219)
Write-off of prepayments received for licenses	(226)	—	—
Other	(264)	(334)	(315)
Total other operating expenses	(698)	(1,172)	(534)
Other operating income and expenses, net	5,214	2,628	4,230

(25) Interest income and expenses

Interest income primarily includes interest from daily bank deposits and from other short-term deposits with maturities between one day and three months.

Interest expenses are primarily incurred on financial liabilities and on the sale of receivables. In addition, net interest expenses from valuation of defined benefit plans and interest expenses related to leases according to IFRS 16 are included. For further details, refer to notes (10), (15), (16), (18) and (33).

(26) Other financial gains and losses

Other financial gains and losses, net, comprise the following:

(in thousands of EUR)	2,021	2,020	2,019
Foreign currency exchange gains	12,260	10,779	8,217
Thereof: gains from forward rate agreements	850	877	612
Foreign currency exchange losses	(9,584)	(10,826)	(7,613)
Thereof: losses from forward rate agreements	(380)	(1,697)	(943)
Fair value adjustment for investments	—	—	(1,374)
Total other financial gains and losses, net	2,676	(47)	(770)

Further information on the foreign currency derivatives is contained in note (33).

(27) Income tax

Income taxes in Germany consist of corporate income tax, the solidarity surcharge and trade taxes. The tax calculation in foreign countries is based on the applicable local tax rates. They vary between 13.56 % and 34.00% (prior year: between 13.56 % and 34.00%).

The table below shows the components of the group’s total income tax expenses:

- Classified as Confidential -

(in thousands of EUR)	2,021	2,020	2,020
Current taxes
Current income tax charge	(6,922)	(4,246)	(2,328)
Adjustments in respect of current income tax for prior years	777	(365)	3,707
Total current taxes	(6,145)	(4,611)	1,379
Deferred taxes
Temporary differences and tax loss carryforwards	19,127	146	(3,166)
Changes in tax rates	—	(40)	(97)
Total deferred taxes	19,127	106	(3,263)
Income tax benefit (expense), net	12,982	(4,505)	(1,884)

A reconciliation of income taxes based on the accounting profit (loss) and the expected domestic income tax rate for the parent company of 28.88% (prior year: 28.88%) to effective income tax benefit (expense), net, is presented below:

(in thousands of EUR)	2021	2020	2019
Accounting income before tax	46,236	24,819	8,929
Expected statutory tax benefit (expense)	(13,353)	(7,168)	(2,579)
Tax rate adjustments	—	(40)	(97)
Tax for prior periods	777	(365)	3,707
Foreign tax rate differential	947	532	(74)
Non-tax-deductible stock option expenses	(470)	(343)	(430)
Differences from foreign branch offices	(117)	(283)	(90)
Non-taxable income and other non-tax-deductible expenses	(593)	(715)	250
Other adjustments to recognitions of deferred tax assets	—	—	9
Change in valuation allowance on deferred tax assets for tax losses	19,027	—	—
Deferred taxes based on tax credits	676	—	—
Permanent differences	(19)	56	165
Utilization of tax loss carry forwards	6,115	3,821	—
Not capitalized deferred tax assets for temporary differences and tax losses	—	—	(2,745)
Other differences	(8)	—	—
Income tax benefit (expense), net	12,982	(4,505)	(1,884)
Effective tax rate	28.08%	(18.15)%	(21.09)%

The tax income for prior periods in the amount of EUR 777 thousand increased compared to prior year (2020: tax expense in the amount of EUR 365 thousand; 2019: tax income in the amount of EUR 3,707 thousand) and results mainly from claiming an R&D Tax Credit for ADVA Optical Networking North America Inc. for the year 2020. A further not yet claimed R&D tax credit results in a deferred tax benefit amounting to EUR 676 thousand.

No tax effect resulting from the tax rate changes occurred in 2021 (2020 and 2019: EUR 40 thousand and EUR 97 thousand, respectively).

The effect with the regard to the utilization of tax loss carryforwards relates mainly ADVA Optical Networking SE (EUR 4,915 thousand) as well as ADVA Optical Networking North America Inc. (EUR 891 thousand). Furthermore, the deferred tax asset on tax loss carryforwards of ADVA Optical Networking SE was increased respectively due to the discontinuation of ADVA SE’s history of losses and positive forecast. This results mainly in a tax benefit of EUR 19,027 thousand.

The deferred tax assets and deferred tax liabilities relate to the following:

- Classified as Confidential -

	Dec 31. 2021		Dec 31. 2020
(in thousands of EUR)	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities
Current assets
Cash and cash equivalents	—	—	—	—
Trade accounts receivable	116	(7)	325	—
Inventories	1,276	(2,405)	1,665	(2,142)
Other current assets	—	(285)	—	(333)
Total current assets	1,392	(2,697)	1,990	(2,475)
Non-current assets
Right-of-use assets	—	(4,352)	—	(5,028)
Property, plant and equipment	160	(147)	160	(219)
Goodwill	—	(3,074)	—	(3,057)
Capitalized development projects	—	(28,970)	—	(29,207)
Intangible assets acquired in business combinations	1,659	(3,906)	1,172	(4,261)
Other intangible assets	—	(1,339)	—	(5)
Other non-current assets	436	(410)	812	—
Total non-current assets	2,255	(42,198)	2,144	(41,777)

- Classified as Confidential -

(in thousands of EUR)	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities
Current liabilities
Lease Liabilities	1,087	—	1,080	—
Trade accounts payable	63	—	5	(102)
Provisions	2,842	—	2,977	—
Deferred revenues	1,098	—	684	—
Other current liabilities	2,098	—	1,091	—
Total current liabilities	7,188	—	5,837	(102)
Non-current liabilities
Lease Liabilities	3,839	—	4,552	—
Other non-current liabilities	1,141	(24)	1,245	(13)
Total non-current liabilities	4,980	(24)	5,797	(13)
Tax loss carry-forwards and tax credits
German tax loss carry-forwards	38,334	—	19,588	—
thereof: current	—	—	—	—
thereof: non-current	38,334	—	19,588	—
Foreign tax loss carry-forwards	3,252	—	2,722	—
thereof: current	3,252	—	2,722	—
thereof: non-current	—	—	—	—
Foreign tax credits	706	—	—	—
thereof: current	706	—	—	—
thereof: non-current	—	—	—	—
Total tax loss carry-forwards and tax credits	42,292	—	22,310	—
Total deferred tax assets and liabilities	58,107	(44,919)	38,078	(44,367)
thereof: current	12,538	(2,697)	10,549	(2,577)
thereof: non-current	45,569	(42,222)	27,529	(41,790)
Netting	(42,768)	42,768	(30,845)	30,845
Deferred tax net	15,339	(2,151)	7,233	(13,522)

Temporary differences are differences between the carrying amount of an asset or liability in the balance sheet according to IFRS and its tax base.

Deferred tax liabilities on temporary differences arising out of the initial recognition of goodwill are not accounted for. According to IAS 12.21B deferred tax liability in the amount of EUR 3,074 thousand (previous year: EUR 3,057 thousand) was recognized on taxable temporary differences in connection with a goodwill which is deductible for tax purposes and which resulted from the a business acquisition (asset deal) performed earlier by ADVA SE.

Deferred tax assets have been recognized for German and foreign tax loss carry-forwards since net deferred tax liabilities arising from temporary differences as well as a positive tax planning, which are relevant for the recognition of tax loss carry-forwards as reported, exist.

The German and foreign tax loss carry-forwards comprise as follows:

(in thousands of EUR)	Dec. 31, 2021	Dec. 31, 2020
ADVA Optical Networking SE	161,527	177,992
ADVA Optical Networking North America	72,403	70,948
OSA Switzerland	95	7,637
ADVA Optical Networking Israel	3,192	18,459
ADVA NA Holdings	63	57
ADVA IT Solutions	—	9
	237,280	275,102

- Classified as Confidential -

As of December 31, 2021, tax loss carry-forwards of OSA Switzerland expired in the amount of EUR 7,369 thousand. Tax loss carry forwards of ADVA Israel were to the major extent utilized against additional taxable income arising out of the assessments of the tax audit for the fiscal years 2016-2020.

Starting with 2021 ADVA Optical Networking SE does not show a history of losses anymore and therefore, deferred tax assets on tax loss carry forwards which exceed the amount of taxable temporary differences were recognized to the extent future taxable profits are expected against which carry forward losses can be utilized. Future taxable profits are calculated based on the business plan of the Group and considering a limited forecast period. Following this, deferred tax assets have been recognized in respect of tax losses in ADVA Optical Networking SE amounting to EUR 132,735 thousand (prior year: EUR 67,827 thousand).

ADVA Optical Networking North America reports further tax income over an aggregated four-year-period and considering the following restrictions there is a reasonable assurance that taxable profits will be recognized in the near future that can be offset against tax loss carry-forwards.

Pursuant to the U.S. Tax Act, federal tax loss carry-forwards in the U.S. expire after twenty years. Furthermore, the utilization of a portion of tax loss carry-forwards is subject to annual limitations. Consequently, deferred tax assets have not been recognized in respect of tax loss carry-forwards in ADVA Optical Networking North America in the amount of EUR 60,616 thousand (prior year: EUR 60,059 thousand).

Furthermore, deferred tax assets for tax loss carry-forwards for state and local purposes expire in between five and twenty years. Deferred tax assets in respect of these tax loss carry-forwards have been recognized in the amount of EUR 164 thousand (prior year: EUR 144 thousand).

- Classified as Confidential -

The total tax loss carry-forwards of the group, for which no deferred tax assets were recognized at the end of 2021, expire within the following periods:

(in thousands of EUR)
1 year	-
2 years	1,412
3 years	5,653
4 years	5,000
5 years	4,081
after 5 years	44,566
Carried forward for unlimited period	32,046
Total tax loss carry-forwards	92,758

Whether or not deferred tax assets are realized depends on the generation of future taxable income during periods in which these temporary differences are deductible. The group has considered the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment.

During 2021 a tax audit for ADVA Israel covering fiscal years 2016-2020 took place. Assessments arising out of the tax audit resulted in the reduction of tax loss carry forwards by EUR 16,441 thousand. Additional tax payments were not triggered. No other tax audits of corporate income tax are currently taking place at ADVA. Potential tax risks which could trigger tax payments in the future tax audits are continuously monitored by management and assessed at a most likely value. As of December 31, 2021, no tax risks were assessed as likely and accounted for.

On December 31, 2021 and 2020, no deferred tax liabilities on retained earnings of group companies have been recognized. ADVA committed that at present there will be no distribution of currently undistributed earnings from the company’s major subsidiaries. The amount of temporary differences for which no deferred tax liabilities have been recognized totals to EUR 9,845 thousand (prior year: EUR 6,066 thousand).

Deferred tax assets for pensions and similar employee benefits in the amount of EUR 499 thousand are recognized in accumulated other comprehensive loss (prior year: EUR 776 thousand).

(28) Employees and personnel expenses

In 2021, 2020 and 2019, respectively, the ADVA group had an average of 1,897, 1,860 and 1,884 permanent employees and an average of 21, 22 and 25 apprentices on its payroll, respectively in the following departments:

(in thousands of EUR)	2021	2020	2019
Purchasing and Operations	410	402	392
Sales and Marketing	347	359	368
General and Administration	177	170	166
Research and Development	963	929	958
Apprentices	21	22	25
	1,918	1,882	1,909

Furthermore, ADVA employs 41, 39 and 35 people on a temporary basis effective December 31, 2021, 2020 and 2019, respectively. Personnel expenses for 2021, 2020 and 2019 totaled EUR 191,959 thousand, EUR 181,877 thousand and EUR 187,785, respectively:

(in thousands of EUR)	2021	2020	2020
Wages and salaries	160,362	152,228	157,227
Social security costs	20,207	19,803	22,326
Expenses for post-employment benefits	9,763	8,657	6,742
Share-based compensation expenses	1,627	1,189	1,490
	191,959	181,877	187,785

- Classified as Confidential -

Expenses for retirement benefits include expenses related to defined contribution plans as well as service costs for defined obligation plans.

Further details on expenses for post-employment benefits are included in note (18).

Details regarding share-based compensation expenses are shown in note (38).

(29) Restructuring expenses

In 2021, no restructuring expenses have been recognized (2020: EUR 731 thousand and 2019: EUR 5,655 thousand are including severance payments as well as related legal costs ). The allocation to functional areas in the consolidated income statement is included in note (32).

Other disclosures

(30) Consolidated cash flow statement

The consolidated cash flow statement has been prepared in accordance with IAS 7.

Cash and cash equivalents include short-term cash and short-term financial assets whose remaining maturity does not exceed three months. Bank overdrafts are reported in financial liabilities.

Cash flows from investing and financing activities are determined directly, whereas the cash flow from operating activities is derived indirectly from the consolidated income before tax. When cash flow from operating activities is calculated, the changes in assets and liabilities are adjusted for the effects of currency translation. As a result, it is not possible to reconcile the figures to the differences in the published consolidated statement of financial position.

The movements of liabilities from financing activities are as follows:

(in thousands of EUR)	Lease liabilities	Liabilities to banks	Total liabilities from financing activities
Jan. 1, 2019	n/a	89,484	89,484
Recognized on adoption of IFRS 16	37,051	—	37,051
Repayments	(5,562)	(8,500)	(14,062)
Non-cash changes	1,625	(5)	1,620
Foreign currency exchange effects	1,316	—	1,316
Dec. 31, 2020	34,430	80,979	115,409
Repayments	(6,266)	(18,500)	(24,766)
Non-cash changes	1,299	142	1,441
Foreign currency exchange effects	(1,658)	—	(1,658)
Dec. 31, 2020	27,805	62,621	90,426
Repayments	(6,401)	(15,000)	(21,401)
Non-cash changes	1,836	186	2,022
Foreign currency exchange effects	1,774	—	1,774
Dec. 31, 2021	25,014	47,807	72,821

Actual interest payments for liabilities to banks amounting to EUR 989 thousand (2020 and 2019: EUR 1,615 thousand and EUR 1,640 thousand) and interest related to lease liabilities of EUR 791 thousand (2020 and 2019: EUR 938 thousand and EUR 1,161 thousand) are included in cash flow from financing activities.

Non-cash changes include effective interest rate changes on liabilities to banks as well as non-cash effective increases or decreases in lease liabilities due to consideration of new lease contracts or disposal of lease contracts.

Cash and cash equivalents to which the group only has restricted access are explained in note (9).

(31) Earnings per share

In accordance with IAS 33, basic earnings per share are calculated by dividing consolidated net income by the weighted average number of shares outstanding.

- Classified as Confidential -

There were no material dilution effects in the current fiscal year. Diluted earnings per share are calculated by adjusting the weighted average number of shares outstanding by the number of potential shares arising from granted and exercisable stock options on the balance sheet date.

No effects of dilution had to be considered in net income in 2021 and 2020.

The following table reflects the number of shares used in the computation of basic and diluted earnings per share:

	2021	2020	2019
Weighted average number of shares (basic)	50,819,042	50,278,336	50,031,396
Effect of dilution from stock options	873,737	277,849	489,175
Weighted average number of shares (diluted)	51,692,779	50,556,185	50,520,571

There have been no other material transactions involving ordinary shares or potential shares between the balance sheet date and the date of authorization for issue of these financial statements.

(32) Segment reporting

In accordance with IFRS 8, operating segments are identified based on the way information is reported internally to the chief operating decision maker, i.e. the management board, and regularly reviewed to make decisions about resources to be assigned to the segment and assess its performance. The internal organizational and management structure and the structure of internal financial reporting activities are the key factors in determining what information is reported. For making decisions about resource allocation and performance assessment, management does not monitor the operating results separately on the level of business units. Therefore the reporting on individual business segment does not apply.

Within the ADVA group, management decisions are based on pro forma EBIT. Pro forma financial information excludes non-cash charges related to share -based compensation plans and amortization and impairment of goodwill and acquisition-related intangible assets. Additionally, expenses related to M&A and restructuring measures are not included. Income from capitalization of development expenses is shown as a separate line item and not deducted from research and development expenses.

Reconciliation of key performance measures to the consolidated financial income on December 31, 2021 presents as follows:

(in thousands of EUR)	Pro forma financial information	Intangible assets from acquisitions	Goodwill	Compensation expenses	Expenses related to M&A and restructuring measures	Disclosure of R&D expenses	Consolidated financial information
Revenues	603,317	—	—	—	—	—	603,317
Cost of goods sold	(382,473)	(2,183)	—	(103)	—	—	(384,759)
Gross profit	220,844	(2,183)	—	(103)	—	—	218,558
Gross margin	36.6%						36.2%
Selling and marketing expenses	(60,453)	(1,875)	—	(615)	—	—	(62,943)
General and administrative expenses	(34,834)	—	—	(307)	(3,669)	—	(38,810)
Research and development expenses	(118,619)	—	—	(602)	—	42,497	(76,723)
Income from capitalization of development expenses	42,497	—	—	—	—	(42,497)	—
Other operating income	5,912	—	—	—	—	—	5,912
Other operating expenses	(698)	—	—	—	—	—	(698)
Operating income	54,649	(4,058)	—	(1,627)	(3,669)	—	45,295
Operating margin	9.1%						7.5%
Segment assets	517,947	11,982	71,595	—	—	—	601,524

Reconciliation of key performance measures to the consolidated financial income on December 31, 2020 presents as follows:

- Classified as Confidential -

(in thousands of EUR)	Pro forma financial information	Intangible assets from acquisitions	Goodwill	Compensation expenses	Expenses related to M&A and restructuring measures	Disclosure of R&D expenses	Consolidated financial - information
Revenues	564,958	—	—	—	—	—	564,958
Cost of goods sold	(365,908)	(2,453)	—	(55)	—	—	(368,416)
Gross profit	199,050	(2,453)	—	(55)	—	—	196,542
Gross margin	35.2%						34.8%
Selling and marketing expenses	(58,130)	(1,986)	—	(519)	(168)	—	(60,803)
General and administrative expenses	(35,611)	—	—	(195)	(91)	—	(35,897)
Research and development expenses	(114,072)	—	—	(420)	(472)	39,967	(74,997)
Income from capitalization of development expenses	39,967	—	—	—	—	(39,967)	—
Other operating income	3,800	—	—	—	—	—	3,800
Other operating expenses	(1,172)	—	—	—	—	—	(1,172)
Operating income	33,832	(4,439)	—	(1,189)	(731)	—	27,473
Operating margin	6.0%						4.9%
Segment assets	417,932	15,004	67,036	—	—	—	499,972

Reconciliation of key performance measures to the consolidated financial income on December 31, 2019 presents as follows:

(in thousands of EUR)	Pro forma financial information	Intangible assets from acquisitions	Goodwill	Compensation expenses	Expenses related to M&A and restructuring measures	Disclosure of R&D expenses	Consolidated financial - information
Revenues	556,821	—	—	—	—	—	556,821
Cost of goods sold	(361,457)	(3,622)	—	(71)	—	—	(365,908)
Gross profit	195,361	(3,622)	—	(71)	(758)	—	190,913
Gross margin	35.1%						34.3%
Selling and marketing expenses	(68,318)	(2,041)	—	(561)	(1,908)	—	(72,828)
General and administrative expenses	(33,851)	—	—	(322)	(953)	—	(35,126)
Research and development expenses	(115,057)	—	—	(536)	(2,036)	42,443	(75,186)
Income from capitalization of development expenses	42,443	—	—	—	—	(42,443)	—
Other operating income	4,764	—	—	—	—	—	4,764
Other operating expenses	(534)	—	—	—	—	—	(534)
Operating income	24,811	(5,663)	—	(1,490)	(5,655)	—	12,003
Operating margin	4.5%						2.2%
Segment assets	443,475	20,864	72,023	—	—	—	536,362

Additional information by geographical regions:

(in thousands of EUR)	2021	2020	2019
Revenues
Germany	154,072	115,249	102,691
Rest of Europe, Middle East and Africa	227,257	193,550	196,263
Americas	166,016	201,552	213,793
Asia-Pacific	55,972	54,607	44,074
	603,317	564,958	556,821

(in thousands of EUR)	Dec. 31, 2021	Dec. 31, 2020
Non-current assets
Germany	133,634	131,682
Rest of Europe, Middle East and Africa	28,285	28,235
Americas	80,259	78,312
Asia-Pacific	3,542	4,341
	245,720	242,570

- Classified as Confidential -

Revenue information is based on the shipment location of the customers.

In 2021, revenues with two major customers exceeded 10 % of total revenues (2020 and 2019: two major customers). In 2021, the share of revenues allocated to major customers was EUR 153,372 thousand (prior year: EUR 139,799 thousand); thereof revenue with the biggest customer was EUR 89,057 thousand (prior year: EUR 77,906 thousand) and with the second biggest customer was EUR 64,315 thousand (prior year: EUR 61,893 thousand).

Non-current assets including property, plant and equipment, intangible assets and finance lease equipment are attributed based on the location of the respective group company.

(33) Financial instruments

The following tables analyze carrying amounts and fair values according to measurement categories. Only assets and liabilities, which fall into the categories defined by IFRS 7, are presented, so that the total amounts disclosed do not correspond to the balance sheet totals of each year.

(in thousands of EUR, on Dec. 31, 2021)	Measurement category in accordance with IFRS 9	Carrying amount	Amortized cost	Fair value recognized in profit and loss	Fair value	Hierarchy of fair values
Assets
Cash and cash equivalents	AC	108,987	108,987	—	n/a*	n/a*
Trade accounts receivable without underlying factoring agreement	AC	70,828	70,828	—	n/a*	n/a*
Trade accounts receivable with underlying factoring agreement	FVTPL	12,144	—	12,144	12,144	Level 2
Other current financial assets	AC	6,629	6,629	—	n/a	n/a*
Other non-current financial assets	AC	4,812	4,812	—	4,812	Level 2
Derivatives	FVTPL	89	—	89	89	Level 2
Investments	FVTPL	-	—	—	-	Level 3
Total financial assets		203,489	191,256	12,233	17,045
Liabilities
Current lease liabilities	n/a	6,001	6,001	—	n/a	n/a
Non-current lease liabilities	n/a	19,013	19,013	—	n/a	n/a
Current liabilities to banks	FLAC	25,289	25,289	—	25,340	Level 2
Non-current liabilities to banks	FLAC	22,518	22,518	—	22,697	Level 2
Trade accounts payable	FLAC	83,223	83,223	—	n/a*	n/a*
Other current financial liabilities	FLAC	3,386	3,386	—	n/a*	n/a*
Other non-current financial liabilities	FLAC	86	86	—	86	Level 2
Derivatives	FVTPL	88	—	88	88	Level 2
Total financial liabilities		159,603	159,515	88	48,211

* Due to the short-term nature, it was assumed that the book value as of the reporting date approximates the fair value.

- Classified as Confidential -

(in thousands of EUR, on Dec. 31, 2020)	Measurement category in accordance with IFRS 9	Carrying amount	Amortized cost	Fair value recognized in profit and loss	Fair value	Hierarchy of fair values
Assets
Cash and cash equivalents	AC	64,881	64,881	—	n/a	n/a*
Trade accounts receivable without underlying factoring agreement	AC	59,321	59,321	—	n/a	n/a*
Trade accounts receivable with underlying factoring agreement	FVTPL	24,559	—	24,559	24,559	Level 2
Other current financial assets	AC	3,726	3,726	—	n/a	n/a*
Other non-current financial assets	AC	2,594	2,594	—	2,594	Level 2
Derivatives	FVTPL	-	—	-	-	Level 2
Investments	FVTPL	-	—	—	-	Level 3
Total financial assets		155,081	130,522	24,559	27,153
Liabilities
Current lease liabilities	n/a	5,807	5,807	—	n/a	n/a
Non-current lease liabilities	n/a	21,998	21,998	—	n/a	n/a
Current liabilities to banks	FLAC	15,492	15,492	—	15,543	Level 2
Non-current liabilities to banks	FLAC	47,129	47,129	—	47,531	Level 2
Trade accounts payable	FLAC	44,151	44,151	—	n/a	n/a*
Other current financial liabilities	FLAC	2,571	2,571	—	n/a	n/a*
Other non-current financial liabilities	FLAC	1,449	1,449	—	1,449	Level 2
Derivatives	FVTPL	396	—	396	396	Level 2
Total financial liabilities		138,993	138,597	396	64,919
* Due to the short-term nature, it was assumed that the book value as of the reporting date approximates the fair value.

The group uses the following hierarchy for determining the fair value of financial instruments:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Techniques for which all inputs that have a significant effect on the recorded fair value are observable, either directly or indirectly.

Level 3: Techniques, which use inputs that are not based on observable market data.

At the end of the reporting period it is analyzed whether transfers between the hierarchy levels need to be considered. In 2021 and 2020, there were no such transfers.

In the case of cash and cash equivalents, trade receivables measured at amortized cost, other current financial assets and liabilities as well as trade accounts payable, the carrying amounts represent reasonable approximations for the fair values.

Forward rate agreements are measured using the discounted cash flow method based on quoted forward rates and yield curves derived from quoted interest rates according to the maturities of the contract.

Moreover, ADVA SE has an investment in equity instruments of Saguna Networks Ltd. with no quoted prices in active markets. Input factors for the valuation are share prices from past investment rounds and current purchase price offers from other investors in Saguna Networks Ltd. Since the end of 2019, the fair value of the investment is zero, as the company is in a persistent loss-making situation. At the end of 2021, the fair value was reviewed and there was no indication that a write-up was necessary.

The fair values of financial liabilities as well as other non-current financial assets and liabilities have been calculated based on future cash flows by using arm’s length, risk-adjusted interest rates.

The fair value of the balance sheet items measured at Level 3 on December 31, 2021 totaled nil (December 31, 2020: in total nil).

The following table shows the net results per measurement category according to IFRS 9:

- Classified as Confidential -

(in thousands of EUR)	Note	2021	2020	2019
Financial assets measured at amortized cost	(13)	305	(1,082)	(759)
Financial liabilities measured at amortized cost	(16)	(1,274)	(2,008)	(1,514)
Financial assets and liabilities measured at fair value through profit or loss	(25)	470	(820)	(1,705)
Net result		(499)	(3,910)	(3,978)

In 2020, the net result from financial assets measured at amortized cost included the impairment loss and interest income recognized in the current period on the relevant assets. The net result of financial instruments at fair value through profit or loss consist of changes in the fair value of derivative financial instruments, trade receivables subject to factoring agreements and equity investments. The net result from financial liabilities at amortized cost includes interest for bank liabilities (drawn and undrawn) and other financial liabilities as well as amortization according to effective interest method.

Total interest income and expenses from financial assets and liabilities are as follows:

(in thousands of EUR)	2021	2020	2019
Financial assets measured at amortized cost
Total interest income	100	110	372
Financial liabilities measured at amortized cost
Total interest expense	(1,274)	(2,008)	(1,514)

As the necessary prerequisites have not been fulfilled, no financial assets and liabilities are offset in the balance sheet. Master netting agreements exist with the contractual partners of the derivatives, according to which a set-off can be made in the event of insolvency. As of the balance sheet date, there were only insignificant offsetting potentials from derivative financial instruments.

(34) Financial risk management

The following section describes the groupʼs position with regard to risks arising from financial instruments and their potential future impact on the net assets, financial position and operational results. The classification into material and immaterial financial risks considered in the risk and opportunity report has been disregarded.

ADVA’s capital management is described in note (35).

The management board establishes principles for overall risk management and decides on the use of derivative financial instruments and the investment of excess liquidity. The compliance department is responsible for group-wide monitoring of observance of the processes and guidelines of the risk management system defined by the ADVA management board.

Foreign currency risks

Risk exposure

ADVA is exposed to foreign currency risks as investments, financing and operations are carried out in several currencies. This results in foreign currency risks from future transactions as well as from recognized assets and liabilities denominated in a currency other than the functional currency of the respective group company. As part of the reporting date analysis of balance sheet exposures and exchange rate sensitivities, the currency pairs EUR/USD, EUR/AUD, EUR/GBP and EUR/JPY were identified as relevant. The risks from the currency pairs EUR/ILS, EUR/CFH and USD/SGD considered in 2020 are insignificant on the balance sheet date. The relevance of the different currencies can vary depending on the reporting date.

The foreign currency risk of ADVA on the basis of the underlying operating activities at the end of 2021 in the major currencies is as follows:

(in thousands)	USD	JPY	GBP	AUD
Trade accounts receivable	13,960	446,028	77	1,333
Trade accounts payable	26,120	—	12	—

- Classified as Confidential -

At the end of 2020, the foreign currency risk was mainly related to USD as follows:

(in thousands)	USD
Trade accounts receivable	16,174
Trade accounts payable	19,213

The groupʼs risk with regard to other currency fluctuations was insignificant at the reporting date.

Risk management

ADVA’s risk management framework considers operational business risks to the business that affect the income statement. Specific hedging transactions are only concluded if larger non-recurring foreign exchange risks are expected (e.g. due to a planned M&A transaction). Regarding intercompany payments, the treasury department is closely involved in order to optimize the cash flows with regard to currencies and separate hedging considerations. Foreign currency risks from recognized financial assets and liabilities are only considered by ADVAʼs risk management in specific cases.

In 2020 and 2021, the group recorded significant external net cash inflows in GBP and significant external net cash outflows in USD. In order to mitigate these material risks from operating activities and as a means to offset cash flow fluctuations, ADVAʼs Treasury Department has been hedging some of its net cash flows in USD versus GBP through the use of forward foreign exchange agreements in GBP already in 2020. These transactions became due in the current year and resulted in a net gain of EUR 468 thousand (2020: net loss of EUR 424 thousand).

To hedge exchange rate risks from future cash flows, the group entered into derivatives that will mature in the first quarter of 2022. The fair value of these foreign exchange agreements is recognized in other current assets or other current liabilities. The related fair values amounted to positive EUR 89 thousand and negative EUR 88 thousand, respectively (December 31, 2020: positive EUR 0 thousand and negative EUR 396 thousand). As of December 31, 2021, the nominal value of these derivatives amounted to EUR 14,361 thousand (December 31, 2020: EUR 13,745 thousand). The nominal value is the accounting value from which payments are derived.

Sensitivity analysis

The foreign exchange rate sensitivity of the most relevant currency pairs with respect to balance sheet risks on earnings after tax at the end of the reporting period is illustrated below. The analysis does not consider effects from the translation of the financial statements of the groupʼs foreign subsidiaries into euro the companyʼs reporting currency.

If, at the balance sheet date, the relevant exchange rates would have appreciated or depreciated by 10 % relative to the base currency in the relevant currency relations (base currency/spot currency), the following impact on earnings after tax from the currency translation of reported primary financial instruments would have to be considered:

(in thousands)	Dec. 31, 2021
	+10%	-10%
EUR/USD	(999)	1,222
EUR/AUD	98	(120)
EUR/GBP	327	(400)
EUR/JPY	403	(493)

As described in the section on foreign currency risk positions, the relevant currency pairs have changed in 2021 compared to 2020. In the previous year, the following sensitivities were reported for the currency relations relevant in 2020:

(in thousands)	Dec. 31, 2020
	+10%	-10%
EUR/ILS	2,185	(2,671)
EUR/USD	389	(476)
EUR/CHF	(345)	422
EUR/SGD	(290)	354

- Classified as Confidential -

In addition, the currency pair USD/GBP is relevant for risk management considerations. The currency pairs USD/GBP and USD/EUR are hedged by using forward contracts. If, at the balance sheet date, the spot currency GBP had appreciated or depreciated by 10 % against the base currency USD, the following effects would have been recognized in profit or loss:

(in thousands)	Dec. 31, 2021
	GBP +10%	GBP -10%
USD/GBP	1,141	(858)
	EUR +10%	EUR -10%
USD/EUR	43	(374)

The following sensitivities have been reported in 2020:

(in thousands)	Dec. 31, 2020
	GBP +10%	GBP -10%
USD/GBP	1,001	(820)
	EUR +10%	EUR -10%
USD/EUR	(122)	(525)

Interest rate risk

Risk exposure

The interest rate risk is the risk that fair values or future interest payments on existing and future interest-bearing financial instruments will fluctuate due to changes in market interest rates. ADVA increased its cash position from EUR 64,881 thousand in 2020 to EUR 108,987 thousand in 2021. With increasing liquidity, the risk of having to pay negative interest on bank balances also increases.

At year-end 2021, ADVA Optical Networking SE has a variable rate loan of nominal EUR 38,000 thousand as well as another variable-interest bullet loan of EUR 10,000 thousand to finance its investments, which fundamentally results in an interest rate risk. Additionally, there is an outstanding credit line of EUR 10,000 thousand which has not been drawn as of December 31, 2021. The interest on a loan drawn under these credit lines is also dependent on EURIBOR. Further information on existing financial liabilities can be found in note (16).

Risk management

The treasury department regularly analyzes the existing interest rate risk and, in the event of a material risk, makes proposals for the use of appropriate hedging instruments. As part of risk management to limit interest rate risks, derivative financial instruments such as interest rate caps and interest rate swaps can be used. Due to the continued expansive interest rate policy of the European Central Bank, the EURIBOR interest rate is negative at the reporting date. Despite increased core inflation, ADVA does not expect any significant interest rate spreads change in the euro area and thus rates the interest rate risk as low as at December 31, 2021.

Sensitivity analysis

As of December 31, 2021, the 3-month EURIBOR was negative. Due to the floor agreed in the loan agreement, a reduction in EURIBOR as of December 31, 2021, would have had no effect on the interest rate. An EURIBOR increase of 0.5 % would also have had no effect on the interest expense. (prior year: no effect).

Default risk

Risk exposure

The default risk arising from financial assets involves the risk of the default of a contractual partner and thus includes at maximum the amount of the related recognized carrying amounts. At ADVA default risks arise from cash at banks, contract assets and contractual cash flows from debt instruments that are measured at amortized cost or at fair value through profit or loss, including outstanding trade receivables.

Risk management

- Classified as Confidential -

All default risks are managed at group level. The default risk is mitigated by various measures, depending on the class of financial assets. In addition, the credit risk from non-derivative financial assets is considered by means of risk provisioning and bad debt allowances.

ADVA enters into transactions with creditworthy banks and financial institutions. To assess the creditworthiness of banks, financial institutions and other financial assets, ADVA uses current credit ratings from rating agencies (S&P, Moodyʼs or Fitch) as well as current default rates (credit default swaps). Based on the capital market ratings, ADVA divided the banks and other financial assets into three internal rating classes, determining their exposure at default and calculating the expected loss at default as of December 31, 2021 and 2020. Rating class 1 means investment grade assets, rating class means non-investment grade assets and rating class 3 includes assets in default. Due to immateriality, no risk provisions were recognized at the balance sheet date.

The gross carrying amounts (risk positions) by rating class on December 31, 2021 and 2020 are as follows:

(in thousands of EUR)	Rating class 1	Rating class 2	Rating class 3	Total
Cash and cash equivalents	108,922	10	54	108,987
Other current financial assets	6,629	—	—	6,629
Other non-current financial assets	4,812	—	—	4,812

(in thousands of EUR)	Rating class 1	Rating class 2	Rating class 3	Total
Cash and cash equivalents	64,623	258	—	64,881
Other current financial assets	3,726	—	—	3,726
Other non-current financial assets	2,594	—	—	2,594

ADVA has distributed its investments to more than 10 international credit institutions. As of December 31, 2021, one bank was responsible for approximately 92.6 % of all investments (as of December 31, 2020: for approximately 87%). This results in a risk exposure of EUR 100,870 thousand. (2020: EUR 56,558 thousand).

When concluding contracts with clients, the creditworthiness and credit quality of the client is assessed on the basis of independent ratings (e.g. Duns & Bradstreet), audited financial statements, or historical experience. Depending on the risk assessment, deliveries are made solely only under reasonable payment terms, which may include down payments or advance payments.

ADVA applies the general expected credit loss model for significant financial assets. To measure the expected credit losses on trade receivables carried at amortized cost and contract assets the simplified approach under IFRS 9 is used. Trade receivables are summarized on the basis of common credit risk characteristics and overdue days.

As of December 31, 2021, and 2020, the expected loss ratios are based on historical payment profiles of receivables and the corresponding historical defaults. There are adjusted to reflect up-to-date and forward-looking information on macroeconomic factors (such as geopolitical events, currency fluctuations, inflation, trade conflicts, state subsidies) that may affect clientsʼ solvency. Contract assets relate to work that has not yet been invoiced, and accordingly have the same risk characteristics as trade receivables of the underlying contracts.

In addition, ADVA applies a specified valuation if certain criteria are met.

Regarding major other financial assets ADVA reviews the risk on a case-by-case basis considering the counterparty-specific credit default swaps or assumptions regarding the expected creditworthiness of the contractual partners.

The following table shows the overdue structure of gross carrying amounts of trade accounts receivable and contract assets by as of December 31, 2021:

(in thousands of EUR)	Not yet due	Overdue up to 90 days	90 - 180 days overdue	180 days to 1 year overdue	Credit impaired	Total
Trade accounts receivable (simplified approach)	70,571	9,257	2,499	475	2,799	85,601
Contract assets	180	—	—	—	—	180

As of December 31, 2020, the overdue structure of gross carrying amounts of trade receivables and contract assets were as follows:

- Classified as Confidential -

(in thousands of EUR)	Not yet due	Overdue up to 90 days	90 - 180 days overdue	180 days to 1 year overdue	Credit impaired	Total
Trade accounts receivable (simplified approach)	71,098	10,824	1,231	643	2,797	86,593
Contract assets	442	—	—	—	—	442

Due to immateriality, no valuation allowances were recognized relating to contract assets as of December 31, 2021, and 2020. The reconciliation of risk provisions for trade receivables is shown in note (10).

For other financial assets carried at amortized cost with a total carrying amount of EUR 11,441 thousand (prior year: EUR 6,320 thousand), the group analyzes the risk on a case-by-case basis. As of December 31, 2021, and 2020, there were no significant default risks. Therefore, no valuation allowances were recognized.

Liquidity risk

Risk exposure

In general, the inability to meet its financial obligations, such as servicing its debts, composes the liquidity risk of ADVA.

Risk management

Management uses rolling forecasts to monitor the groupʼs liquidity reserves, consisting of cash and cash equivalents based on expected cash flows and unused credit lines. To manage liquidity, ADVA considers compliance with internally defined operating liquidity at all times.

The groupʼs liquidity management policies include the forecast of cash flows in the major currencies and the assessment of required cash in these currencies, the monitoring of balance sheet liquidity ratios and the management of debt financing plans. In general, ADVA pursues a conservative and risk-avoiding strategy.

Financing agreements

The loan agreements contain restrictions and covenants that restrict the financial and operating scope of ADVA. A breach of these agreements would result in a compulsory early repayment of the loans. All agreements were met as of the reporting date. The existing financing agreements include termination rights in the event of a change of control. Currently, the management board is having discussions with the lending banks. The management board and supervisory board currently assume that either an agreement with the lenders can be reached according to which they will not make use of their termination rights or that it will be possible to replace necessary credit lines.

At the end of the reporting period, ADVA had financing agreements with various banks. This includes a syndicated loan of a nominal amount of EUR 38,000 thousand with maturity in September 2023 and a bilateral bullet term loan of EUR 10,000 thousand due in September 2022. In addition, the syndicated loan has an undrawn revolving credit facilities over EUR 10,000 thousand. See also note (16) on liabilities to banks.

Maturities of financial liabilities

The table below analyzes the group’s undiscounted cash outflows for non-derivative financial liabilities according to their maturity based on the remaining time at the balance sheet date to the contractual maturity date:

			Future cash flows
(in thousands of EUR, on Dec. 31, 2021)	Note	Carrying Value	≤ 12 months		13 – 36 months		> 36 months
			Redemption	Interest	Redemption	Interest	Redemption	Interest
Lease liabilities	(15)	25,014	6,001	575	8,880	850	10,133	970
Liabilities to banks	(16)	47,807	25,289	552	22,518	207	—	—
Trade accounts payable	(17)	83,223	83,223	—	—	—	—	—
Other financial liabilities	(17)	3,559	3,473	—	86	—	—	—
		159,603	117,986	1,127	31,484	1,057	10,133	970

- Classified as Confidential -

			Future cash flows
(in thousands of EUR, on Dec. 31, 2020)	Note	Carrying Value	≤ 12 months		13 – 36 months		> 36 months
			Redemption	Interest	Redemption	Interest	Redemption	Interest
Lease liabilities	(15)	27,805	5,807	794	10,215	1,143	11,783	1,107
Liabilities to banks	(16)	62,621	15,492	785	47,129	759	—	—
Trade accounts payable	(17)	44,151	44,151	—	—	—	—	—
Other financial liabilities	(17)	4,416	2,967	—	1,449	—	—	—
		138,993	68,417	1,579	58,793	1,902	11,783	1,107

(35) Capital management

Risk management

ADVAʼs capital management aims to ensure the continued existence of the company and optimization of its capital structure to reduce its cost of capital.

The group defines capital as the sum of equity and financial liabilities. On December 31, 2021, financial debt amounted to EUR 72,821 thousand (prior year: EUR 90,426 thousand). Equity on December 31, 2021, amounted to EUR 339,912 thousand or 56.5 % of the balance sheet total (previous year: EUR 263,218 thousand or 52.6 % of the balance sheet total). For liabilities to banks of EUR 47,807 thousand as of December 31, 2021 (previous year: EUR 62,621 thousand), the term usually exceeds the life of the assets financed. ADVA aims for an equity ratio of at least 30 % and a ratio of gross debt to EBITDA of a maximum of 2.5x. Both financial ratios were met in the past financial year.

Financial covenants

The loan agreements include compliance with certain financial covenants that should be guaranteed at all time within the scope of capital management. As of December 31, 2021, ADVA needs to comply with a gross leverage (proportion of gross debt to EBITDA for the last 12 months). A breach of the commitment clauses may lead to early repayment of the borrowed funds. ADVA minimizes risk through ongoing monitoring of financial metrics.

Within the scope of capital management, ADVA seeks to minimize interest expenses, provided that the availability of funds is not jeopardized. Excess funds are usually used to pay off debt. For USD bank accounts, a so-called cash pooling is implemented. Under this agreement, the funds will be transferred daily to a collective account. The interest is calculated on the basis of the combined balances.

- Classified as Confidential -

(36) Other financial obligations and financial commitments

On December 31, 2021, the group had purchase commitments totaling EUR 170,438 thousand (on December 31, 2020: EUR 57,128 thousand) in respect to suppliers. The increase compared to the previous year is mainly due to higher order requirements as a result of expected supply shortages in the semiconductor industry.

Group entities have issued guarantees in favor of customers. On December 31, 2021, performance bonds with a maximum guaranteed amount of EUR 334 thousand were issued (on December 31, 2020: EUR 414 thousand). Based on experience from prior periods, ADVA does not expect claims from these guarantees at year-end 2021.

With respect to various financing agreements there are certain guarantee obligations from ADVA North America Inc. and ADVA Ltd. to ADVA Optical Networking SE.

(37) Contingent liabilities

In the normal course of business, claims may be asserted, or lawsuits filed against the company and its subsidiaries from time to time. On December 31, 2021, ADVA does not expect potential titles or litigations in detail or in total that will have a material impact on its financial position or operating performance.

(38) Stock option programs

To date, the company has issued stock options for employees (Plan XIV) and for management board (Plan XIVa and Plan XVIa). Generally, Plan XIV and Plan XIVa are still available for issuance of share-based compensation instruments.

All contracts stipulate a general four-year vesting period and a total contractual life of seven years for the respective rights issue. The rights may only be exercised if the volume weighted average of the company share closing prices on the ten stock exchange trading days before the first day of each exercise period in which the option is exercised is at least 120 % of the purchase price. In addition, options issued to the management board from Plan XIVa and from the new Plan XVIa introduced in 2020 include a profit limitation.

All option rights are non-transferable. They may only be exercised as long as the entitled person is employed on a permanent contract by the company or by a company in which ADVA Optical Networking SE has direct or indirect interest. Option rights issued to apprentices may only be exercised if the apprentices are hired by the company or by an affiliated company on a permanent contract. All option rights expire upon termination of the employment contract. In the event that the person entitled dies, becomes unable to work or retires, special provisions come into force.

The group of people to whom option rights can be issued is defined separately for each stock option program. According to the resolution on May 19, 2021, 35.0 % of option rights - in total 1,767,384 options rights could be issued to members of the management board, 5.0% - in total 252,483 options rights - to the management of affiliated companies, 22.5% - in total 1,136,176 options rights - to company employees, and 37.5% - in total 1,893,626 options rights - to employees of affiliated companies. The management board specifies the exact group of people entitled to exercise rights and the scope of each offer. Options rights awarded to the management board are approved by supervisory board.

Subject to the conditions under which option rights are issued, each option right entitles the individual to purchase one common share in the company. The conditions of issue specify the term, the exercise price (strike price), any qualifying periods and the defined exercise periods.

Exercise periods are regularly linked to key business events in the companyʼs calendar and each have a defined term. Certain other business events can lead to blocking periods, during which option rights cannot be exercised. Insofar as regular exercise periods overlap with such blocking periods, the exercise deadline shall be extended by the corresponding number of exercise days immediately after the end of such a blocking period. Option rights may be exercised only on days on which commercial banks are open in Frankfurt am Main, Germany.

The Plan XVIa for the management board introduced in 2020 considers an automated exercise process. Furthermore, the new Plan XVIa includes an automatic sale of the shares received via the stock exchange (“exersale”) immediately after the automated exercise process. Due to the automatic sale under Plan XVIa, it is classified as a cash-settled share-based payment plan. The automated exercise and the immediate sale take place after the expiration of the general vesting period of 4 years in eight regularly equal tranches, distributed over eight consecutive exercise windows on days determined or determinable in advance. The specific waiting period depends on the respective tranche. In the event that stock options cannot be exercised during the exercise window, the exersales are

- Classified as Confidential -

postponed to the respective subsequent exercise window. If they cannot be exercised within the term of the agreement, the options forfeit at the end of the last available exercise window. The purpose of the automated exercise and sale process is to simplify the disposal of exercised options and reduce administrative expenses due to insider trading rules.

With the introduction of the Plan XVIa in 2020, the supervisory board also decided to amend Plan XIVa for options issued prior to 2020 and include the automated exercise process. Independent from the plan amendment of the equity-settled share-based payment plan, the management board gave a revocable ermission to an immediate sale of their exercised options on a voluntary basis. The amendment became effective on July 1, 2020, for all as of December 31, 2020 outstanding options and resulted in modification of the actual vesting period for stock options already issued before 2020. The modification resulted in a revaluation of these expenses. If the newly determined fair values per tranche exceed the fair value at the modification date, the additional fair value is accrued over the remaining vesting period (see IFRS 2.27). Starting from 2021 the option agreements for issuances from Plan XIVa do not include an automated exercise process.

The fair value of stock options was valued using a Monte Carlo simulation. For the calculation of the fair value of options, ADVA assumed that no dividends will be paid to stockholders.

The following computation parameters apply for option rights issued in 2021 from plan XIV and XIVa:

	Plan XIV	Plan XIVa
Weighted average share price (in EUR)	10.62	10.30
Weighted average strike price (in EUR)	10.30	10.00
Weighted expected volatility (in % per year)	44.21	44.20
Term (in years)	7.00	7.00
Weighted risk-free interest rate (in % per year)	(0.57)	(0.59)

The volatility is specified as fluctuation of the share price compared to the average share price of the period. In each case, expected volatility is calculated based on historic share prices (historic volatility). The risk-free interest rate is based on information on risk-free investments with corresponding terms.

The tables below present changes in the number of option rights outstanding.

Stock option program 2011 (Plan XIV)

	Number of options	Weighted average strike price (in EUR)
Options outstanding on Jan.1, 2020	2,234,900	7.03
Granted options	107,500	5.91
Exercised options	(49,726)	3.78
Forfeited options	(143,100)	7.49
Expired options	(3,674)	3.90
Options outstanding on Dec. 31, 2020	2,145,900	7.02
Granted options	628,000	9.75
Exercised options	(587,300)	6.34
Forfeited options	(103,000)	7.98
Expired options	—	—
Options outstanding on Dec. 31, 2021	2,083,600	7.93
Of which exercisable	631,100	7.27

The weighted average remaining contractual life for option rights outstanding on December 31, 2021, is 4.41 years (December 31, 2020: 4.06 years). The strike price for these options is between EUR 4.98 and EUR 12.58 (2020: between EUR 2.87 and EUR 10.16).

Stock options exercised in 2021 had an average share price of EUR 12.51 on the exercise date.

The average fair value of option rights granted in 2021 is EUR 4.26 (December 31, 2020: EUR 2.37).

Stock option program 2011 for the management board (Plan XIVa)

- Classified as Confidential -

	Number of options	Weighted average strike price (in EUR)
Options outstanding on Jan.1, 2020	1,066,667	6.31
Granted options	—	—
Exercised options	(265,000)	4.09
Forfeited options	—	—
Expired options	—	—
Options outstanding on Dec. 31, 2020	801,667	7.04
Granted options	265,000	10.00
Exercised options	(361,900)	7.96
Forfeited options	—	—
Expired options	—	—
Options outstanding on Dec. 31, 2021	704,767	7.67
Of which exercisable	264,767	6.59

The weighted average remaining contractual life for option rights outstanding on December 31, 2021, is 4.17 years (December 31, 2020: 3.10 years). The strike price for these options is between EUR 4.98 and EUR 10.00 (2020: between EUR 4.98 and EUR 8.70).

Stock options exercised in 2021 had an average share price of EUR 12.30 on the exercise date.

The average fair value of option rights granted in 2021 is EUR 3.28.

The revaluation due to the modification of the plan as of July 1, 2020, resulted in an additional weighted average fair value of the affected stock options of EUR 0.17 (incremental fair value).

Cash-settled stock option program 2020 for the management board (Plan XVIa)

	Number of options	Weighted average strike price (in EUR)
Options outstanding on Jan.1, 2020	—	—
Granted options	100,000	5.76
Exercised options	—	—
Forfeited options	—	—
Expired options	—	—
Options outstanding on Dec. 31, 2020	100,000	5.76
Granted options	—	—
Exercised options	—	—
Forfeited options	—	—
Expired options	—	—
Options outstanding on Dec. 31, 2021	100,000	5.76
Of which exercisable	—	—

The weighted average remaining contractual life for option rights outstanding on December 31, 2021, is 5.47 years (December 31, 2020: 6.47 years). The strike price for these options is EUR 5.76 (2020: EUR 5.76).

The average fair value of option rights granted in 2020 was EUR 2.82. No options were granted from this plan in 2021.

Compensation expenses arising from share-based compensation programs included in operating income were as follows:

(in thousands of EUR)	2021	2020	2019
Plan XIV	1,128	878	1,023
Plan XIVa	309	276	467
Thereof expense from modification	26	16	—
Plan XVIa	189	35	—
	1,627	1,189	1,490

- Classified as Confidential -

(39) Related party transactions

There are no related parties within the meaning of IAS 24. Key management personnel remuneration is disclosed in note (40).

(40) Governing boards and remuneration

Management board

	Resident in	External mandates
Brian Protiva Chief executive officer	Berg, Germany	Member of the board of directors of AMS Technologies AG, Martinsried, Germany
Christoph Glingener Chief technology officer & chief operating officer	Jade, Germany	Member of the board of trustees of Fraunhofer Heinrich-Hertz-Institute, Berlin, Germany
Ulrich Dopfer Chief financial officer	Alpharetta, Georgia, USA
Scott St. John Chief marketing & sales officer	Raleigh, North Carolina, USA

Supervisory board

	Resident in	Occumpation	External mandates
Nikos Theodosopoulos Chairman	Manhasset, New York, USA	Founder and managing member, NT Advisors LLC, Manhasset, New York, USA

 Member of the board of directors of Arista Networks, Inc.,
Santa Clara, CA, USA
Member of the board of directors of Harmonic, Inc.,
San Jose, CA, USA
Board member of Driving Management Systems, Inc.,
Colorado Springs, CO, USA

Johanna Hey Vicer chairwoman	Cologne, Germany	Professor for tax law, University of Cologne, Cologne, Germany

Director of the Institut Finanzen und Steuern e.V.,
Berlin, Germany
Member of the supervisory board of Gothaer Versicherungsbank VVaG,
Cologne, Germany
Member of the supervisory board of Gothaer Finanzholding AG,
Cologne, Germany
Chairwoman of the supervisory board of Cologne Executive School GmbH,
Cologne, Germany
Member of the supervisory board of Flossbach von Storch AG,
Cologne, Germany

Michael Aquino	Peachtree City, Georgia, USA	Consultant

- Classified as Confidential -

Remuneration of the management board

The total management board remuneration according to IFRS amounts to EUR 3,217 thousand (2020 and 2019: EUR 2,684 thousand and EUR 2,179 thousand) and can be differentiated into following categories as follows:

(in thousands of EUR)	2021	2020	2019
Short-term employee benefits	2,436	2,103	1,712
Post-employment benefits	—	—	—
Other long-term benefits	282	269	—
Termination benefits	—	—	—
Share-based payment	499	311	467
Total compensation	3,217	2,683	2,179

Short-term employee benefits include fixed remuneration, fringe benefits and current variable remuneration.

The long-term variable pay (LTVP) for the period 2020 to 2022 amounting to EUR 808 thousand in total (2020: EUR 808 thousand and 2019: nil) focuses on the sustainable development of the group and will be paid to the members of the management board after three years, provided that a year-by-year increased minimum group pro forma EBIT is met for each of the three years.

In 2021, 2020 and 2019, no loans were granted to the members of the management board. As of December 31, 2021, there were no receivables from members of the management board (2020: EUR 6 thousand to one member of the management board and 2019: none).

On December 31, the members of the management board held the following shares and stock options at the respective year-end:

	Shares		Stock options
(in thousands of EUR)	2021	2020	2021	2020
Brian Protiva Chief executive officer	401,030	401,030	227,860	275,000
Christoph Glingener Chief technology officer & chief operating officer	—	—	221,430	195,000
Ulrich Dopfer Chief financial officer	500	500	105,477	181,667
Scott St. John Chief marketing & sales officer	—	—	250,000	250,000

On December 31, 2021, and 2020, the options to members of the management board were granted out of Plan XIVa and Plan XVIa. The grants to two members of the management board under Plan XVIa in the financial year 2020 are accounted for as cash-settled share-based payments. On December 31, 2021, a provision of EUR 224 thousand was recognized. The option rights authorize the management board to purchase the said number of common shares in the company once the qualifying period has elapsed. Both plans include a profit limit of EUR 20.00 per option.

The management board received cash inflows of EUR 1,570 thousand from the exercise of stock options in 2021 (2020: EUR 687 thousand and 2019: EUR 118 thousand). Further details on the stock option programs can be found in note (38).

The total management board remuneration according to section 314 paragraph 1 no. 6a HGB was EUR 3,287 thousand in 2021, EUR 2,224 thousand in 2020 and EUR 1,695 thousand in 2019.

The fixed remuneration amounting to EUR 1,060 thousand (2020: EUR 1,057 thousand and 2019: EUR 1,065 thousand) includes non-performance-based considerations and fringe benefits (company car allowances). The variable remuneration considers components related to short-term performance goals that are reported as current liabilities on December 31, 2021, amounting to EUR 2,227 thousand (2020: EUR 1,029 thousand and 2019: EUR 630 thousand) as well as components based on long-term performance goals (in 2021: EUR 869 thousand; 2020: EUR 138 thousand; 2019: none).

Remuneration of the supervisory board

The fixed remuneration to be paid to the supervisory board for 2021, 2020 and 2019 totaled EUR 235 thousand, respectively.

- Classified as Confidential -

The remuneration for the supervisory board of ADVA Optical Networking SE is paid out in quarterly installments. The fixed remuneration for Q4 2021 amounting to EUR 59 thousand was paid out in January 2022. In the consolidated financial statements, this amount is recognized in other current liabilities.

On December 31, 2021, no shares or stock options were held by members of the supervisory board (December 31, 2020 and 2019: none).

(41) Events after the balance sheet date

On August 30, 2021, ADVA and ADTRAN announced the entry into a business combination agreement to combine the two companies and create a leading global, scaled provider of end-to-end fiber networking solutions for communications service provider, enterprise and government customers. On January 28, 2022, ADTRAN and ADVA announced that the minimum acceptance threshold for the proposed merger with ADTRAN has been reached. Following approval by the foreign trade authorities, the merger will take place. This corporate transaction may have effects on balance sheet items presented in the IFRS consolidated financial statements.

In order to obtain approval for the merger from the German foreign trade authority, it might be necessary to consolidate all of the company’s business relating to government customer and critical infrastructure in a separate structure. At present the company is in discussion with the authorities about the possible future set up. Any effects on the net assets, financial position and results of operations of the group are currently still being examined.

For U.S. loss-making entities where there is a change in ownership as part of a transaction, there may be a restriction on the continued use of tax attributes (for example, net operating losses, capital losses, tax credits, excess interest carryforwards, etc.). With regards to the US-subsidiary, ADVA Optical Networking North America, Inc., an indirect transfer of more than 50 % of the shares in the U.S. company occurring in connection with the ADTRAN merger could reduce its usable tax loss carry-forwards depending on the value ratios at the time of closing.

The existing financing agreements include termination rights in case of a change of control. The Management Board is currently in discussions with the lending banks. The Board of Management and the Supervisory Board currently assume that either an agreement can be reached with the lenders of the syndicated loan agreement that they will not exercise their right of termination, or that necessary credit lines can be replaced in some other way.

Possible further effects on the net assets, financial position and results of operations of the group are currently still being examined.

Apart from the possible effects of the corporate transaction, there were no events after the balance sheet date that have an impact on the net assets and financial position as of December 31, 2021, and the results of operations in 2021.

- Classified as Confidential -